UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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XERIUM TECHNOLOGIES, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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14101 Capital Boulevard
Youngsville, NC 27596

May 16, 2016

Dear Stockholder:

You are cordially invited to attend our 2016 Annual Meeting of Stockholders. The meeting will be held on June 16, 2016 at 9:00 A.M., Eastern Time, at our offices located at 14101 Capital Boulevard, Youngsville, NC 27596.

The matters to be acted upon at the meeting are described in the accompanying Notice of 2016 Annual Meeting of Stockholders and Proxy Statement.

Your vote is very important. Whether or not you plan to attend the meeting, please carefully review the enclosed proxy statement and then cast your vote, regardless of the number of shares you hold. Your shares can be represented at the meeting by promptly completing, signing, dating, and mailing the accompanying proxy card or voting instruction form. You may also vote by proxy over the Internet or by telephone.

We hope that you will join us on June 16, 2016. Your continuing interest is very much appreciated.

Sincerely,

Harold C. Bevis
President and Chief Executive Officer

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NOTICE OF 2016 ANNUAL MEETING OF STOCKHOLDERS

Time	9:00 A.M., Eastern Time

Date	June 16, 2016

Place	Offices of Xerium Technologies, Inc. located at 14101 Capital Boulevard, Youngsville, NC 27596.

Purpose	1.	To elect seven directors.

	2.	To ratify the selection of Ernst & Young LLP as Xerium Technologies, Inc.'s independent registered public accounting firm.
	3.	To consider, if properly presented at the meeting, a stockholder proposal recommending the hiring of an investment banking firm to pursue a liquidity event for Xerium Technologies, Inc.

	4.	To transact such other business as may properly come before the meeting and any adjournment or postponement of the meeting.

Record Date	The directors have fixed the close of business on April 25, 2016 as the record date for determining stockholders entitled to notice of and to vote at the meeting.

Meeting Admission
All stockholders as of the record date, or their duly appointed proxies, may attend the meeting. If you attend, you will be asked to present valid picture identification such as a driver’s license or passport. If your company stock is held in a brokerage account or by a bank or other nominee and your name does not appear on our list of stockholders, you are considered the beneficial owner of shares held in street name. In this case, this proxy statement is being forwarded to you by your broker or nominee. If your stock is held in street name, in addition to picture identification, you should bring with you a letter or account statement showing that you were the beneficial owner of the stock on the record date in order to be admitted to the meeting.

Voting by Proxy
Please submit a proxy card or, for shares held in street name, voting instruction form, as soon as possible so your shares can be voted at the meeting. You may submit your proxy card or voting instruction form by mail. You may also vote by proxy over the Internet or by telephone. If your shares are held in street name, you may also have the choice of instructing the record holder as to the voting of your shares over the Internet or by telephone. Follow the instructions on the voting instruction form you received from your broker or nominee.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of the Stockholders to Be Held on June 16, 2016: the Proxy Statement, Form of Proxy and Annual Report to Stockholders are available in the Investor Relations section of our website at www.xerium.com.

By order of the Board of Directors,

May 16, 2016		Harold C. Bevis
President and Chief Executive Officer

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XERIUM TECHNOLOGIES, INC.
14101 Capital Boulevard
Youngsville, NC 27596

PROXY STATEMENT
FOR THE 2016 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 16, 2016

GENERAL INFORMATION

The Board of Directors (the “Board”) of Xerium Technologies, Inc. (“Xerium”) is soliciting proxies for our 2016 Annual Meeting of Stockholders (the “Annual Meeting”). You are receiving a proxy statement because you own shares of Xerium common stock that entitle you to vote at the Annual Meeting. By use of a proxy, you can vote regardless of whether or not you attend the Annual Meeting. The proxy statement describes the matters on which we would like you to vote and provides information on those matters so that you can make an informed decision. We will mail the notice of Annual Meeting, proxy statement, and proxy card to stockholders beginning on or about May 16, 2016.

What is the purpose of the Annual Meeting?

The purpose of the Annual Meeting is for stockholders of Xerium to address all business that may come before the meeting and to vote on the following matters:

•	the election of seven directors;

•	the ratification of the appointment of Ernst &Young LLP as our independent registered public accounting firm; and

•	if properly presented at the meeting, a stockholder proposal recommending the hiring of an investment banking firm to pursue a liquidity event for Xerium.

The Board recommends a vote FOR the election of the seven directors, FOR the ratification of the appointment of Ernst &Young LLP as our independent registered public accounting firm and AGAINST the stockholder proposal recommending the hiring of an investment banking firm to pursue a liquidity event for Xerium.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

Many Xerium stockholders hold their shares through a broker, bank or other nominee rather than directly in their own name as the stockholder of record. As discussed below, there are some distinctions between shares held of record and those owned beneficially.

Stockholder of Record. If your shares are registered directly in your name with our transfer agent, Wells Fargo, N.A. (“Wells Fargo”), you are considered, with respect to those shares, the stockholder of record, and these proxy materials are being sent directly to you by Wells Fargo on behalf of Xerium. As the stockholder of record, you have the right to grant your voting proxy directly to Xerium or to vote in person at the Annual Meeting. We have enclosed a proxy card for you to use. You may also vote by proxy over the Internet or by telephone.

Beneficial Owner. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name and the proxy materials are being sent to you by your broker or nominee who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker or nominee on how to vote and are also invited to attend the meeting. However, since you are not the stockholder of record, you may not vote these shares in person at the meeting unless you receive a proxy from your broker or nominee. Your broker or nominee has enclosed a voting instruction card for you to use. If you wish to attend the Annual Meeting and vote in person, please mark the box on the voting instruction card received from your broker or nominee and return it to them so that you can receive a legal proxy to present at the Annual Meeting.

How can I attend the Annual Meeting?

If you are listed as a stockholder of record as of April 25, 2016 you may attend the Annual Meeting if you bring proof of identification. If you are the beneficial owner of shares held in street name, you will need to bring proof of identification and provide proof of ownership by bringing either a copy of a brokerage statement or a letter from the record holder indicating that you owned the shares as of April 25, 2016.

How can I vote my shares in person at the Annual Meeting?

If you are the stockholder of record you may vote your shares in person at the Annual Meeting. If you choose to do so, please bring the enclosed proxy card and proof of identification. If you are the beneficial owner of shares held in street name you may vote your shares in person at the Annual Meeting if, in addition to proof of identification, you bring both a brokerage statement or a letter from the record holder indicating that you owned the shares as of April 25, 2016 and a legal proxy from the record holder issued in your name, which you will need to obtain in advance. Even if you plan to attend the Annual Meeting, we recommend that you also submit your proxy or voting instructions as described below so that your vote will be counted if you later decide not to attend the Annual Meeting.

How can I vote my shares without attending the Annual Meeting?

Whether you hold shares directly as the stockholder of record or beneficially in street name, you may direct your vote without attending the Annual Meeting. For shares you hold directly as the stockholder of record, you may vote by granting a proxy or, for shares you hold beneficially in street name, you may vote by submitting voting instructions to your broker or nominee. You may submit your proxy or voting instruction card by marking, dating and signing it and mailing it in the enclosed, self-addressed, postage prepaid envelope. No postage is required if mailed in the United States. For shares you hold directly as the stockholder of record, please refer to the more detailed instructions included on your proxy card. For shares you hold beneficially in street name, please refer to the more detailed instructions included on the voting instruction card included by your broker or nominee.

If you are a stockholder of record, you may also vote by proxy over the Internet by going to the website of our tabulator, Wells Fargo, at www.proxypush.com/XRM and following the instructions you will find there or by touch-tone telephone by dialing 1-866-883-3382 and following the instructions given. You must specify how you want your shares voted or your Internet or telephone vote cannot be completed. Your shares will be voted according to your instructions.

Can I change my vote?

You may revoke your signed proxy to management at any time before it is voted by notifying the Secretary in writing, by returning a signed proxy with a later date, by submitting new voting instructions over the Internet or by telephone, or by attending the meeting and voting in person. If your stock is held in street name, you must contact your broker or nominee for instructions as to how to change your vote.

When is the record date for the Annual Meeting?

The Board has fixed the record date for the Annual Meeting as of the close of business on April 25, 2016.

How many votes can be cast by all stockholders?

There were 15,994,057 shares of our common stock outstanding on the record date and entitled to vote at the Annual Meeting. Each share of common stock is entitled to one vote on each matter.

What is a quorum?

A quorum is the minimum number of shares required to hold a meeting. Under our By-Laws, a majority of the outstanding shares of stock entitled to vote at the Annual Meeting, or 7,997,028 shares, must be represented in person or by proxy for a quorum.

What vote is required to approve each item?

For the election of the directors, the seven directors who receive the greatest number of votes cast in favor in person or by proxy will be elected directors. The nominees, if elected, will serve for a one-year term and until their successors are elected and qualified, subject to earlier resignation, removal or death. For the election of directions, a "withhold" vote or a broker non-vote will have no effect on the vote's outcome because the candidates with the greatest number of "for" votes will be elected.

The proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm requires approval by a majority of the votes cast in person or by proxy. Although ratification is not required by our By-Laws or otherwise, the Board is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders do not ratify the appointment, the Audit Committee will reconsider whether or not to retain Ernst & Young LLP, but still may retain them. Even if the selection is ratified, the Audit Committee may change the appointment at any time during the year if it determines that such change would be in our best interest and the best interests of our stockholders. For the ratification of Ernst & Young LLP as our independent registered public accounting firm, an "abstain" vote will have no effect on the vote’s outcome.

The stockholder proposal recommending the hiring of an investment banking firm to pursue a liquidity event for Xerium requires approval by a majority of the votes cast in person or by proxy, and thus an "abstain" vote or a broker non-vote will have no effect on the vote's outcome.

In addition, your proxy may be voted by the persons named in the proxy to adjourn the Annual Meeting in order to solicit additional proxies. If the Annual Meeting is adjourned or postponed for any purpose, at any subsequent reconvening of the Annual Meeting your proxy will be voted in the same manner as it would have been voted at the original convening of the Annual Meeting unless you withdraw or revoke your proxy. Your proxy may be voted in this manner even though it may have been voted on the same or any other matter at a previous session of the Annual Meeting.

How is the vote counted?

Votes cast by proxy or in person at the Annual Meeting will be counted by persons appointed by us to act as tellers for the meeting. The tellers will count shares represented by proxies that withhold authority to vote for a nominee for election as a director only as shares that are present and entitled to vote for purposes of determining the presence of a quorum. None of the withheld votes will be counted as votes “for” a director. Shares properly voted to “abstain” and broker non-votes on a particular matter are considered as shares that are entitled to vote for the purpose of determining a quorum but are generally not treated as votes cast for the matter. A broker non-vote occurs when a broker holding shares for a customer does not vote on a particular proposal because the broker has not received voting instructions on the matter from its customer and is barred by stock exchange rules from exercising discretionary authority to vote on the matter.

What happens if the meeting is postponed or adjourned?

Your proxy to management may be voted at the postponed or adjourned meeting. You will still be able to change your proxy until it is voted.

What does it mean if I receive more than one proxy card or voting instruction form?

It means that you have multiple accounts at the transfer agent or with brokers. Please complete and return all proxy cards or voting instruction forms to ensure that all of your shares are voted.

Who can help answer my questions about the Annual Meeting or how to submit or revoke my proxy?

If you are the stockholder of record, please contact:

Investor Relations
Xerium Technologies, Inc.
14101 Capital Boulevard
Youngsville, NC 27596
Telephone: 919-526-1444

If your shares are held in street name, please call the telephone number provided on your voting instruction form or contact your broker directly.

PROPOSAL 1: ELECTION OF DIRECTORS

Information with Respect to Nominees for Directors

Seven directors will be elected at the Annual Meeting. The Board has recommended as nominees for election as directors the persons named in the table below. All of the nominees are currently directors of Xerium. All directors elected at the Annual Meeting will serve until the 2017 Annual Meeting of Stockholders, and until their successors are duly elected and qualified, or until their earlier death, resignation, or removal. For a discussion of the arrangements pursuant to which certain directors were, and may be in the future, selected, see the section “Chapter 11 Filing, Emergence and Plan of Reorganization” below. In April 2011, the Board increased the number of directors on the Board from seven to eight. There will be one vacancy on the Board following the Annual Meeting. Our By-Laws provide that only the Board may fill vacancies.

It is intended that, unless you give contrary instructions, shares represented by proxies solicited by the Board will be voted for the election as directors of the seven nominees listed below. We have no reason to believe that any nominee will be unavailable for election at the Annual Meeting. In the event that one or more nominees is unexpectedly not available to serve, proxies may be voted for another person nominated as a substitute by the Board, or the Board may reduce the number of directors to be elected at the Annual Meeting.

The following table sets forth as to each nominee for election at the Annual Meeting: (i) the nominee’s positions with Xerium and principal occupation during the past five years; (ii) the nominee’s other directorships, including any directorships held during the past five years, with publicly held companies or investment companies; (iii) the nominee’s age as of June 16, 2016; and (iv) the nominee’s period of service as a director of Xerium.

Name	Positions with Xerium and Principal Occupation and Other Directorships	Age	Director Since
Roger A. Bailey
Mr. Bailey has served as a director since July 11, 2012. Mr. Bailey currently serves as Managing Director of the Process Industries Division for ABB Inc., a global leader in power and automation technologies. He has been with ABB for more than 30 years, having served more recently as Regional Divisional Head of the Power Products Division in 2015 and President of Power Products from 2011 to 2015. He was Group Vice President - Pulp and Paper Business Unit from 2005-2011; and Senior Vice President - Paper and Minerals from 2002-2004, among other positions. Mr. Bailey brings to the Board experience at growing ABB's sales to customers in the paper industry during a time of declining paper volume, in restructuring ABB's footprint towards growth-oriented markets and knowledge of international markets, including Asia and, in particular, China.

		58	July 2012
Harold C. Bevis
Mr. Bevis has served as a director and as President and Chief Executive Officer of Xerium since August 15, 2012. Mr. Bevis most recently served as the Chairman and Chief Executive Officer of Prolamina Corporation, a flexible packaging company serving the food, medical and consumer markets, from August 2010 until April 2012. Prior to that from October 2003 until December 2009 he served as Chief Executive Officer, President and director of Pliant Corporation, a film and flexible packaging products producer for personal care, medical, food, industrial and agricultural markets. In 2006 and 2009, Pliant Corporation filed for Chapter 11 protection under the Bankruptcy Code while Mr. Bevis was serving as its President and Chief Executive Officer. He has also served as President, Chief Executive Officer and director of Jordan Telecommunication Products and has held executive positions with Emerson Electric and General Cable Corporation. Since June 2014, he has served on the Board of Directors of Commercial Vehicle Group, Inc. Mr. Bevis' leadership skills and management experience, including serving as Chief Executive Officer or in executive positions for multiple companies operating internationally, qualify him to serve on the Board. As our Chief Executive Officer, Mr. Bevis brings to the Board a critical understanding of our business operations and management and the implementation of Board strategy.

		56	August 2012

Name	Positions with Xerium and Principal Occupation and Other Directorships	Age	Director Since
Ambassador April H. Foley
Ambassador Foley has served as a director since May 25, 2010. Ambassador Foley served as the United States Ambassador to Hungary from 2006 to 2009. Prior to serving as U.S. Ambassador to Hungary, she held several positions at the Export-Import Bank of the United States. After first serving as a Director of the Bank, she was appointed to be First Vice President and Vice Chairman in 2003. Ambassador Foley also previously held various positions with PepsiCo, Inc. Since January 2015, Ms. Foley has served on the Board of Vista Outdoor Inc. She also previously served on the Board of Directors of Alliant Techsystems Inc., an aerospace and defense company. Ambassador Foley’s financial background and international experience, including an MBA from Harvard Graduate School of Business Administration and her public service for the federal government of the United States, qualify her to serve on the Board. Ambassador Foley’s extensive knowledge of international affairs, including the international financial system, enables her to offer valuable insight, judgment and perspectives in support of the Board’s oversight role and its other functions.

		68	May 2010
Jay J. Gurandiano
Mr. Gurandiano has served as a director since December 1, 2008. From September 2012 until December 2013, Mr. Gurandiano served as the Chairman, President and Chief Executive Officer of SP Fiber Technologies LLC, a newsprint and packaging manufacturer. Additionally, he has been the Managing Director of Stone House Investment Holdings Inc., an investment holdings company, since October 2000. He has served as a director of Eacom Timber Company since 2011 and he also served as the Chairman of the Board of Directors of Ainsworth Lumber Co. Ltd., a lumber and wood products company, from 2008 until May 2010. Mr. Gurandiano brings to the Board significant management experience, particularly with respect to the paper industry, which gives him a valuable perspective in his role as a director. His qualifications to serve as a director also include his legal background and his private equity investment experience.

		70	December 2008
John F. McGovern
Mr. McGovern has served as a director since May 25, 2010. Mr. McGovern is the founder, and since 1999 a partner, of Aurora Capital LLC, a private investment and consulting firm based in Atlanta, GA. Prior to founding Aurora Capital, Mr. McGovern served in a number of positions of increasing responsibility at Georgia-Pacific Corporation from 1981 to 1999, including Executive Vice President/Chief Financial Officer from 1994 to 1999. Mr. McGovern has served as a director of Neenah Paper, Inc. since 2006 and as a director of NewPage Holdings Inc. since 2012. Mr. McGovern previously served as a director of GenTek, Inc. from 2003 to 2009. He also previously served as a director of Collective Brands, Inc. from 2003 until October 2012. Mr. McGovern also serves on the boards of The Newark Group (since 2010), a recycled paperboard company, and Hoffmaster Inc. (since 2011), a producer of specialty disposable tabletop products. Mr. McGovern brings to the Board significant executive leadership and financial experience in the paper industry, including his experience as Chief Financial Officer of Georgia-Pacific Corporation. In addition, Mr. McGovern brings to the Board the experience of serving on the boards of multiple public and private companies and the views and judgment of a leader who is highly respected for his business expertise and acumen.
		70	May 2010

Alexander Toeldte
Mr. Toeldte has served as a director since January 1, 2016. He is currently an Operating Director at Paine & Partners, LLC, a private equity firm. Prior to this, he served as the President, Chief Executive Officer and a Director of Boise Inc. and Executive Vice President at Boise Cascade LLC. Mr. Toeldte's previous experience includes Executive Vice President of Fonterra Co-operative Group and Chief Executive of Fonterra Enterprises; and Chief Executive Officer of Fletcher Challenge Building and Fletcher Challenge Paper. In addition, Mr. Toeldte was a Partner of McKinsey & Company serving in the Toronto, Brussels, Montreal, and Stockholm offices. Mr. Toeldte is on the Board of Clearwater Paper Corporation. In addition, Mr. Toeldte is the Chairman of the Board of Jitasa, Inc., and is on the Board of Wevorce Inc., both of which are privately-held companies.

	56	January 2016
James F. Wilson
Mr. Wilson has served as a director since May 25, 2010 and Chairman of the Board since August 2012. He has been a principal of Carl Marks Management Company, LLC since 2001, which manages investment partnerships focused on distressed securities. Mr. Wilson previously served as a director of Seneca Foods Corporation from 2008 to 2009. Mr. Wilson earned a BA in Economics from Dartmouth College, and an MBA from Harvard Graduate School of Business Administration. Mr. Wilson’s investment management and business experience qualify him to serve on the Board. In addition, we believe that given Mr. Wilson’s affiliation with Carl Marks, a significant former lender and stockholder of Xerium, he can serve as a valuable resource to the Board in understanding and interfacing with our stakeholders.

	58	May 2010

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF THE SEVEN NOMINEES FOR DIRECTOR NAMED ABOVE.

Chapter 11 Filing, Emergence and Plan of Reorganization

On March 30, 2010, we and certain of our subsidiaries (the “Debtor Subsidiaries”) filed voluntary petitions for relief under Chapter 11 of Title 11 of the United States Code, 11 U.S.C. §§ 101-1532 (as amended, the “Bankruptcy Code”), in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”). On May 12, 2010, the Bankruptcy Court held a hearing to consider confirmation of our amended joint prepackaged plan of reorganization (the “Plan of Reorganization”) and entered an order confirming the Plan of Reorganization. On May 25, 2010 (the “Effective Date”), the Plan of Reorganization became effective and we and the Debtor Subsidiaries emerged from Chapter 11.

The Plan of Reorganization provided that the Board of Directors was to be reconstituted to consist of seven directors, including the Chief Executive Officer, one director nominated by our then-current Board, and five directors nominated by certain of our then-lenders. Pursuant to the Plan of Reorganization, on the Effective Date, the Board was reconstituted and became comprised of Stephen R. Light (since retired), Ambassador April H. Foley, Jay J. Gurandiano, John G. McGovern, Edward F. Paquette (since retired), Marc L. Saiontz (since resigned at the expiration of his term in 2012), and James F. Wilson. In addition, we entered into a Director Nomination Agreement with Carl Marks Strategic Investments, L.P. and Carl Marks Strategic Opportunities Fund, L.P. (together with their affiliates, “Carl Marks”). This agreements enables Carl Marks to designate one director for nomination to the Board. Pursuant to the Director Nomination Agreement, Carl Marks nominated Mr. Wilson to the Board.

CORPORATE GOVERNANCE

Director Independence

The Board has adopted Corporate Governance Guidelines that include standards for the independence of directors in accordance with the rules and regulations of the New York Stock Exchange (the "NYSE"). The standards for the independence of directors are included in the Corporate Governance Guidelines available on our website at www.xerium.com. Using the standards set forth in the Corporate Governance Guidelines, the Board has determined that each of Ambassador Foley and Messrs. Bailey, Gurandiano, McGovern, Wilson and Toeldte is independent.

Board Meetings and Director Attendance at the Annual Meeting

The Board held nine meetings during 2015. Each of the directors attended at least 75% of the aggregate of (i) the total number of meetings of the Board, and (ii) the total number of meetings held by all committees of the Board on which that director served during 2015 (in each case, which were held during the period for which he or she served as a director and/or a member of the applicable committee). We encourage our directors to attend Annual Meetings of Stockholders and believe that attendance at Annual Meetings of Stockholders is just as important as attendance at meetings of the Board and its committees. Five of our seven directors in office at the time attended the 2015 Annual Meeting of Stockholders.

Board Leadership Structure

In 2012, the Board elected to separate the roles of Chairman of the Board and Chief Executive Officer. In connection with the separation of roles, the Board appointed Mr. Wilson as the Chairman of the Board and eliminated the former role of lead independent director held by him, though Mr. Wilson remains an independent director.

The Board concluded that having a separate Chairman of the Board and Chief Executive Officer is currently the most appropriate and effective leadership structure. In reaching this conclusion, the Board considered that separating the roles of Chairman and Chief Executive Officer would most effectively facilitate communication between management and non-employee directors between meetings of the Board. In addition, because the Chairman is primarily responsible for setting meeting agendas in consultation with Mr. Bevis, the Chief Executive Officer, Mr. Wilson is well positioned to ensure that the concerns of non-employee directors are addressed and that Board meetings make effective use of everyone's time. Mr. Bevis, in turn, is able to provide more attention to management of the Company's business.

While the Board believes the current leadership structure is appropriate and in the best long-term interest of the Company and our stockholders at this time, it reserves the right to consider alternative Board leadership structures, including those that combine the offices of Chairman and Chief Executive Officer, in the future if it determines those alternatives are appropriate for the Company under different circumstances.

Board Oversight and Risk Management

We operate in a complex environment and are subject to a number of significant risks. The Board works with our management to manage the various risks we face. The role of the Board is one of oversight of our risk management processes and procedures; the role of management is to develop and implement those processes and procedures on a strategic and daily basis and to identify, manage, and mitigate the risks that we face. As part of its oversight role, the Board regularly discusses, both with and without management present, our risk profile and how our business strategy effectively manages and leverages the risks that we face.

To facilitate its oversight of Xerium, the Board has delegated certain functions (including the oversight of risks related to these functions) to committees of the Board. The Audit Committee oversees, reviews and discusses with management our policies relating to risk assessment and management, including steps that management has taken or should have taken to minimize risk to us and the Compensation Committee evaluates the risks presented by our compensation programs and analyzes these risks when designing compensation plans. The roles of our committees are discussed in more detail below.

Although the Board has delegated certain functions to various committees, each of these committees regularly reports to and solicits input from the full Board regarding its activities.

Board Committees

The Board has standing Audit, Compensation, and Nominating and Governance Committees, as described more fully below. The Audit, Compensation and Nominating and Governance Committees are each comprised of independent directors.

Audit Committee. John F. McGovern is the Chair and Ambassador April H. Foley and Jay J. Gurandiano are the other current members of our Audit Committee. The Audit Committee met five times during 2015. The Board has determined that each member of our Audit Committee is independent within the meaning of the rules and regulations of the NYSE. Furthermore, as required by the rules and regulations of the Securities and Exchange Commission (the “SEC”), no member of the Audit Committee receives, directly or indirectly, any consulting, advisory, or other compensatory fees from us other than Board and committee fees. The Board has determined that John F. McGovern is an “audit committee financial expert” within the meaning of the rules and regulations of the SEC. The Audit Committee operates pursuant to a written charter that is available free of charge on our website at www.xerium.com or by requesting a copy from Investor Relations, Xerium Technologies, Inc., 14101 Capital Boulevard, Youngsville, NC 27596.

The principal duties and responsibilities of the Audit Committee are as follows: (a) to monitor our financial reporting process and internal control systems, including our policies and programs relating to financial risk assessment and management; (b) to appoint and replace our independent registered public accounting firm, determine its compensation and other terms of engagement, and oversee its work; (c) to oversee the performance of our internal audit function; and (d) to oversee overall risk management and assessment and our compliance with legal, ethical, and regulatory matters. The Audit Committee and the Board have established procedures for the receipt, retention, and treatment of complaints received by us regarding accounting, internal accounting controls, or auditing matters and for confidential, anonymous submission by our employees of concerns regarding questionable accounting or other matters, as described under “Policies on Communicating with Non-Management Directors and Reporting Concerns Regarding Accounting and Other Matters.” The Audit Committee also has the authority to hire independent counsel and other advisors to carry out the Audit Committee’s duties, and we are required to provide appropriate funding, as the Audit Committee determines, to compensate any advisors retained by the Audit Committee.

The report of the Audit Committee is included in this Proxy Statement under “Audit Committee Report.”

Compensation Committee. Jay J. Gurandiano is the Chair and Alexander Toeldte, Roger A. Bailey and James F. Wilson are the current members of our Compensation Committee. The Compensation Committee met six times during 2015. The Board has determined that each member of the Compensation Committee is independent within the meaning of the rules and regulations of the NYSE. The Compensation Committee operates pursuant to a written charter that is available free of charge on our website at www.xerium.com or by requesting a copy from Investor Relations, Xerium Technologies, Inc., 14101 Capital Boulevard, Youngsville, NC 27596.

The principal duties and responsibilities of the Compensation Committee are as follows: (a) to provide oversight on the development and implementation of our compensation policies, strategies, plans, and programs for our key employees and disclosure relating to these matters; (b) to review and approve the compensation of our chief executive officer and the other executive officers of Xerium and its subsidiaries; and (c) to provide oversight concerning the selection of officers, management succession planning, performance of individual executives, and related matters.

The report of the Compensation Committee is included in this Proxy Statement under “Compensation Committee Report.”

Nominating and Governance Committee. Ambassador April H. Foley is the Chair and Alexander Toeldte and James F. Wilson are the other current members of our Nominating and Governance Committee. The Nominating and Governance Committee met five times during 2015. The Board has determined that each member of the Nominating and Governance Committee is independent within the meaning of the rules and regulations of the NYSE. The Nominating and Governance Committee operates pursuant to a written charter that is available free of charge on our website at www.xerium.com or by requesting a copy from Investor Relations, Xerium Technologies, Inc., 14101 Capital Boulevard, Youngsville, NC 27596.

The principal duties and responsibilities of the Nominating and Governance Committee are as follows: (a) to establish criteria for Board and committee membership and recommend to the Board proposed nominees for election to the Board and for membership on committees of the Board; (b) to make recommendations regarding proposals submitted by our stockholders; (c) to make recommendations to the Board regarding corporate governance matters and practices, including compensation for outside directors; and (d) to oversee the management continuity planning process and evaluate succession plans for the Chief Executive Officer and other executive officer positions.

In identifying and recommending nominees for positions on the Board, the Nominating and Governance Committee takes into account each candidate’s ability, judgment, and experience and the overall diversity and composition of the Board. A candidate’s skills and experience must also support our strategy. The Nominating and Governance Committee places primary emphasis on the criteria set forth under “Board Membership Criteria” in our Corporate Governance Guidelines, namely, and not to imply priority: (1) broad-based business skills and experiences; (2) prominence and reputation in their profession; (3) global business perspective; (4) concern for the long-term interests of the stockholders; and (5) personal integrity and judgment. The Nominating and Governance Committee does not set specific, minimum qualifications that nominees must meet in order to be recommended to the Board, but rather the Board believes that each nominee should be evaluated based on his or her individual merits, taking into account our needs and the composition of the Board. Members of the Nominating and Governance Committee discuss and evaluate possible candidates in detail and suggest individuals to explore in more depth. Once a candidate is identified whom the Nominating and Governance Committee wants to seriously consider and move toward nomination, the Chair of the Nominating and Governance Committee enters into a discussion with that candidate.

The Nominating and Governance Committee will consider candidates recommended by stockholders. It is the policy of the Nominating and Governance Committee that candidates recommended by stockholders will be given appropriate consideration in the same manner as other candidates. The procedure for submitting candidates for consideration by the Nominating and Governance Committee for election at our 2017 Annual Meeting of Stockholders is described under “Stockholder Proposals.”

In addition, we entered into a Director Nomination Agreement with Carl Marks, which enable it to designate one director for nomination to the Board.

Independent Director Meetings

In addition to the meetings of the committees of the Board described above, our independent directors met five times in executive session during 2015. These executive sessions were either held in connection with Board meetings or were separately called by Mr. Wilson, our Chairman during 2015. Our Corporate Governance Guidelines provide that these executive sessions be chaired by our independent Chairman, unless our Chairman is not independent at that time. The independent directors are currently Ambassador Foley and Messrs. Bailey, Gurandiano, McGovern, Wilson and Toeldte. The Board has established a procedure whereby interested parties may make their concerns known to the independent directors, which is described under “Policies on Communicating with Non-Management Directors and Reporting of Concerns Regarding Accounting and Other Matters.”

Processes and Procedures for Executive and Director Compensation

For a discussion concerning the processes and procedures for determining executive and director compensation and the role of executive officers and compensation consultants in determining or recommending the amount or form of compensation, see “Compensation Discussion & Analysis” and “Compensation of Directors.”

Corporate Code of Business Conduct and Ethics, Corporate Governance Guidelines and Director Share Ownership Guidelines

We have adopted a Corporate Code of Business Conduct and Ethics for our directors, officers, and employees, including our chief executive officer and chief financial officer. A copy of our Corporate Code of Business Conduct and Ethics may be accessed free of charge by visiting our website at www.xerium.com or by requesting a copy from Investor Relations, Xerium Technologies, Inc., 14101 Capital Boulevard, Youngsville, NC 27596. We intend to satisfy the disclosure requirement regarding any amendment to, or waiver from, a provision of the Corporate Code of Business Conduct and Ethics that applies to our chief executive officer or chief financial officer by posting the amendment or waiver to our website.

A copy of our Corporate Governance Guidelines and Director Share Ownership Guidelines may also be accessed free of charge by visiting our website at www.xerium.com or by requesting a copy from Investor Relations, Xerium Technologies, Inc., 14101 Capital Boulevard, Youngsville, NC 27596.

Policies on Communicating with Independent Directors and Reporting of Concerns Regarding Accounting and Other Matters

The Board and the Audit Committee have adopted policies on communicating with the independent directors and reporting concerns regarding accounting and other matters. Any stockholder or other interested party who wishes to communicate with the Chairman of the Board may do so by writing to: Chairman of the Board, Xerium Technologies, Inc., 14101 Capital Boulevard, Youngsville, NC 27596. Stockholders or other interested parties who wish to communicate with the independent directors may do so by writing to: Independent Directors, c/o Chairman of the Board, Xerium Technologies, Inc., 14101 Capital Boulevard, Youngsville, NC 27596. These communications will be handled by the Chairman and forwarded to the independent directors at or prior to the next meeting of the independent directors. Stockholders or other interested parties who wish to communicate with the Board may do so by writing to: Board of Directors, c/o Chairman of the Board, Xerium Technologies, Inc., 14101 Capital Boulevard, Youngsville, NC 27596. These communications will be handled by the Chairman and forwarded to directors at or prior to the next meeting of the directors. Any person, whether or not an employee, who has a concern about our conduct, or any of our people, including with respect to accounting, internal accounting controls, or auditing matters, may, in a confidential or anonymous manner, communicate that concern by writing to: Xerium Technologies, Inc., 14101 Capital Boulevard, Youngsville, NC 27596, attention: Compliance Officer, through the Internet at www.ethicspoint.com or by calling 866-293-2399.

AUDIT COMMITTEE REPORT

The Audit Committee has reviewed our audited financial statements for 2015, and has discussed these statements with management. The Audit Committee has also discussed with Ernst & Young LLP, our independent registered public accounting firm during 2015, the matters required to be discussed by Statement of Auditing Standard No. 16 (Communications with Audit Committees).

The Audit Committee also received from Ernst & Young LLP the written disclosures and the letter required by Public Company Accounting Oversight Board Ethics and Independence Rule 3526 (Communication with Audit Committees Concerning Independence) and discussed with them their independence.

Based on the review and discussions noted above, the Audit Committee recommended to the Board that the 2015 audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2015, for filing with the SEC.

With respect to the above matters, the Audit Committee submits this report.

Mr. John F. McGovern, Chair
Ambassador April H. Foley
Mr. Jay J. Gurandiano

MANAGEMENT AND EXECUTIVE COMPENSATION

Executive Officers

The following table sets forth information regarding our executive officers as of June 16, 2016, which is the date of our 2016 Annual Meeting. On the date that our Chapter 11 petitions were filed, Messrs. Pretty and Fracasso were serving as executive officers of Xerium and, in some cases, executive officers of the Debtor Subsidiaries.

Name	Age	Position
Harold C. Bevis	56	President, Chief Executive Officer and Board Member
Clifford E. Pietrafitta	54	Executive Vice President and Chief Financial Officer
David Pretty	52	President – Xerium North America and Europe
Eduardo Fracasso	56	President – Xerium South America
Wern-Lirn "Paul" Wang	57	President – Xerium Asia
Michael Bly	49	Executive Vice President of Global Human Resources
William Butterfield	62	Executive Vice President and Chief Technology Officer

Harold C. Bevis has served as a director and as President and Chief Executive Officer of the Company since August 15, 2012. Mr. Bevis most recently served as the Chairman and Chief Executive Officer of Prolamina Corporation, a flexible packaging company serving the food, medical and consumer markets, from August 2010 until April 2012. Prior to that from October 2003 until December 2009 he served as Chief Executive Officer, President and director of Pliant Corporation, a film and flexible packaging products producer for personal care, medical, food, industrial and agricultural markets. In 2006 and 2009, Pliant Corporation filed for Chapter 11 protection under the Bankruptcy Code while Mr. Bevis was serving as its President and Chief Executive Officer. He has also served as President, Chief Executive Officer and director of Jordan Telecommunication Products and has held executive positions with Emerson Electric and General Cable Corporation. Since June 2014, he has served on the Board of Directors of Commercial Vehicle Group, Inc.

Clifford E. Pietrafitta has served as Executive Vice President and Chief Financial Officer since March 14, 2011. Mr. Pietrafitta served as the Chief Financial Officer of CSS Industries, Inc., a consumer products company, from January 1999 to March 2010. Prior to that he served as the Vice President—Finance of CSS Industries from November 1995 to January 1999, and as Treasurer from 1991 to November 1995.

David Pretty has served as President—Xerium North America since February 2008 and President—Xerium Europe since April 2013. Prior to his appointment as President—Xerium Europe, he served as President—Europe PMC from February 2010. He served as President—Weavexx, our North American clothing operation, from December 2005 until February 2008. From November 2004 to December 2005 he was the Senior Vice President—Sales, Marketing, Technology and Operations for Weavexx. From August 2003 to November 2004 he was the Senior Vice President—Sales, Marketing and Technology for Weavexx. From August 2000 until August 2003 he was the Vice President—Sales and Marketing for Weavexx.

Eduardo Fracasso has served as President—Xerium South America since January 2008. From April 2007 to December 2007 he served as President—Xerium Brazil. Prior to that, he held various operational positions within our Brazilian subsidiaries over a period of approximately 18 years, most recently as Operational Director.

Wern-Lirn "Paul" Wang has served as President - Xerium Asia since March 2014. From March 2011 until just prior to joining Xerium he served as the Chief Executive Officer of Asia Timber Products, where he led the medium density fiberboard and laminating flooring manufacturer in China. Mr. Wang also served as the Managing Director for China of Owens-Illinois from July 2009 until March 2011. Prior to that, he held leadership positions at International Paper, PPG Industries and Owens-Corning Fiberglass.

Michael Bly has served as Executive Vice President of Global Human Resources since April 15, 2013. From December 2009 to April 2013, he served as Vice President of Human Resources of Berry Plastics, a flexible packaging company. From August 2007 to December 2009, he served as Vice President of Human Resources at Pliant Corporation, a film and flexible packaging products producer for personal care, medical, food, industrial and agricultural markets.

William Butterfield has served as Executive Vice President and Chief Technology Officer since April 19, 2013. Prior to that he served as Vice President for Global Rolls Technology from 2006 until his promotion in April 2013. Mr. Butterfield has been with our rolls business since 1988 and has served in several capacities.

Compensation Discussion & Analysis

This Compensation Discussion & Analysis section presents an analysis, summary and overview of our compensation philosophy and objectives; our process for determining compensation levels and programs; the elements of our compensation programs; and the material decisions made in setting compensation for 2015 for our “Named Executive Officers” listed below. Following this section, we have included certain tables where you will find detailed 2015 compensation information for the Named Executive Officers.

Executive Summary

During 2015, Xerium’s primary objective was to improve the Company’s Adjusted EBITDA (as defined in our credit facility) and to continue the multi-year repositioning plan we initiated in 2013 to improve our sales and share price.  These initiatives have generally been effective in improving our sales and share price, although 2015 was a challenging year for us and the industry as a whole, due to the continued significant declines in graphical grade and newsprint demand. As published by Numera Analytics, in 2015 versus 2014, newsprint production declined (9.4)% in Asia, (6.8)% in Europe, (4.7)% in South America and (13.1)% in North America.

Historical Adjusted EBITDA Performance(1)
(1) Adjusted EBITDA levels in millions

To provide management the appropriate incentives to achieve the desired improvements, Xerium continued the use of an executive compensation program substantially similar to the 2014 program with certain limited design changes in 2015. Overall, the changes to the executive compensation programs introduced in 2015 were intended to enhance the level of alignment between our executives and stockholders and to bring our programs into closer alignment with competitive practices.

2015 Short-Term Incentive Compensation. For our annual short-term management incentive compensation program (referred to as the “2015 MIC”), Xerium used Adjusted EBITDA and Trade Working Capital as the performance measures and cash as the form of pay-out. The 2015 MIC is weighted towards the Adjusted EBITDA metric, which determines 75% of the 2015 MIC award. The remaining 25% of the 2015 MIC award is based on the Trade Working Capital metric. Under the 2015 MIC, we made payouts of 36.25% of target for our Named Executive Officers. The MIC payout percentage was determined to be 36.25% because the Company exceeded the Trade Working Capital Metric by 145%.

2015-2017 Executive Long-Term Incentive Plan. Our awards under our 2015 long-term incentive award plan (referred to as the “2015 LTIP”), consist of time-based and performance-based restricted stock units. Time-based awards made up 35% of the total award. These time-based awards will cliff vest on March 2, 2018, and will be converted to common stock, net of applicable tax withholdings.

Performance-based awards made up the remaining 65% of the total award. Half of the performance based awards under the 2015 LTIP are subject to a three-year cumulative Adjusted EBITDA metric and the other half of the performance based awards under the 2015 LTIP are subject to the performance of our stock price on the third anniversary of the grant date, or March 2, 2018.

The Adjusted EBITDA performance portion of the award measures our performance against a three-year cumulative Adjusted EBITDA metric during the term of the 2015 - 2017 Executive LTIP. These awards will convert into shares of our common stock and be paid after the close of a three-year performance period of January 1, 2015 through December 31, 2017. The amount of the payment will range from 0% to 100% of the employee's total Adjusted EBITDA performance shares. Upon attainment of cumulative Adjusted EBITDA equal to 80% or less of the target, none of the Adjusted EBITDA performance shares will vest. Upon attainment of more than 80% of the target, the adjusted EBITDA performance shares will begin vesting on a straight-line basis from 0% at 80% of the target to 100% at 100% of the target, up to a maximum payout of 100% of the Adjusted EBITDA performance shares.

The market-based performance portion of the award will vest, based on the performance of our stock price against the performance of listed companies on the S&P Global Small Cap Index, on the third anniversary of the grant date, or March 2, 2018. These awards will convert into shares of the Company’s common stock and be paid after the close of the three-year performance period of March 2, 2015 through March 2, 2018. The shares that may vest will be up to 100%, with a lower threshold of a 50% payout for 35th percentile performance and full payout at 100% for 55th percentile performance. Performance between the 35th and 55th percentile performance will result in an interpolated payout percentage between 50% and 100%.

A discussion of the 2015 LTIP and the awards granted to each Named Executive Officer appears below under “2015 Executive Compensation Components - Long-Term Compensation.”

Clawbacks. Each of our incentive plans, including the 2015 MIC and 2015 LTIP, included incentive clawback provisions. As explained more fully below under “Incentive Clawback Policies”, these provisions require participants to refund all or a portion of an award if the award was paid based on financial statements that are subsequently restated.

Named Executive Officers

Our Named Executive Officers for 2015 were:

•	Harold C. Bevis, President, Chief Executive Officer and Director

•	Clifford E. Pietrafitta, Executive Vice President and Chief Financial Officer

•	David Pretty, President-Xerium North America and Europe

•	Wern-Lirn "Paul" Wang, President-Xerium Asia

•	Kevin McDougall, Executive Vice President, General Counsel and Secretary

Kevin McDougall served as our Executive Vice President, General Counsel and Secretary in 2015. However, he left the Company on April 1, 2016.

Compensation Philosophy and Objectives

We believe in aligning executive compensation with performance, and the Compensation Committee has designed our compensation programs with the following objectives in mind:

•	reward executives for achievement of long-term goals with the objective of improving stockholder value;

•	motivate executives to excel with specific annual performance goals; and

•	enhance our ability to retain and, as necessary, attract superior employees to key positions.

This philosophy has generally led to a significant portion of each executive's compensation being “at risk” annually and over multi-year performance periods. With respect to 2015, the Compensation Committee designed executive compensation packages for executives, including the Named Executive Officers, which included both cash and stock-based compensation. While we had no specific policy or rigid formula regarding the proportion of total compensation that constitutes cash compensation or stock-based compensation, the Compensation Committee balanced these compensation elements to meet our stated compensation objectives. In determining the appropriate balance of cash and stock-based compensation, the Compensation Committee considered, among other things, the total amount of our equity that the executive officer held, the motivational value of various components of compensation to the executive officer, the compensation practices of other similarly situated companies, the cost to us of each compensation element, and the overall balance and reasonableness of the executive officer's total compensation package. The Compensation Committee also assessed the potential share dilution resulting from “at plan” award levels of equity compensation. Finally, in setting compensation levels, the Compensation Committee aims to set fixed compensation, such as base salary, and variable incentive compensation close to the 50th percentile level of comparable companies for similar executive positions.

The primary components of our executive compensation include:

Component	Purpose	Characteristics
Base Salary	To attract and retain talented executives and to reward their scope of responsibilities, experience and industry knowledge.	Fixed cash compensation. Generally and over time, targeted at the 50th percentile for similar executive positions at comparable companies.

Short-Term Incentive Compensation
To motivate and reward executives to achieve or exceed annual goals, generally a corporate financial performance metric. In 2015, we used Adjusted EBITDA and Trade Working Capital as performance metrics. 75% of the Short-Term Incentive Compensation award was determined by Adjusted EBITDA and 25% of the award was determined by Trade Working Capital.

Annual performance-based compensation comprised of cash. Amount earned will vary depending on actual results achieved relative to targeted performance goals, which may be adjusted at our discretion to account for individual performance and contributions.

Long-Term Compensation	To align economic interests of executives with the interests of long-term stockholders and to encourage executive retention.
Consists of a mix of time-based and performance-based equity awards. Compensation realized depends on continued service with the Company and Company performance and Company stock price over three-year periods.

Other (including benefits)	To attract and retain executives.	Employee benefits such as life insurance, retirement benefits, car allowances, country club dues and relocation expenses.

2015 “At Risk” Compensation. Approximately 75.6% of our Chief Executive Officer’s 2015 total targeted direct compensation (consisting of base salary, short-term and long-term incentive awards) and approximately 50.1% of the average 2015 targeted total direct compensation for our other Named Executive Officer who served as an executive officer throughout 2015 was “at risk”, meaning that the receipt of such compensation was not guaranteed, but was contingent upon future events when granted.

Compensation of CEO and Other NEOs
Percentage of Total Targeted Direct Compensation
100.0%
80.0%
60.0%
40.0%
20.0%
0.0%
51.3%
24.4%
24.4%
25.1%
25.0%
49.9%
CEO
Other NEOs (Excluding CEO)
Compensated Party
Salary
Targeted Short-Term Incentive Awards
Targeted Long-Term Incentive Awards

For purposes of this graph, average NEO total targeted direct compensation includes the following elements of compensation of our Named Executive Officers: salary, targeted long-term incentive compensation and targeted short-term incentive compensation.

Compensation Determination Process

The Compensation Committee operates under a written charter adopted by the Board and discharges the responsibilities of the Board relating to the compensation of our executive officers. In discharging its responsibilities, the Compensation Committee reviews and approves the goals and objectives of our executive compensation programs, evaluates performance against those goals and objectives, and approves the compensation of our executive officers.

Role of Say-on-Pay Vote. At our 2014 Annual Meeting of Stockholders, we held a stockholder advisory vote to approve our 2013 executive compensation program, and 76.4% of the shares represented at the meeting voted to approve the program. Because our 2015 programs had a similar mix of compensation elements to that of 2013, the Compensation Committee felt that their structures were appropriate and should not be reconsidered. Due to the support received and the similarities from year-to-year in our executive compensation structures, the 2014 advisory vote has had no measurable impact on our deliberations approving our 2014 or 2015 executive compensation programs.

Role of Executive Officers in Compensation Decisions. The Chief Executive Officer makes recommendations to the Compensation Committee regarding compensation, including salary adjustments, structure of annual awards, annual award amounts, and specified performance thresholds at which incentives would be earned for both himself and the other executive officers. The Chief Executive Officer discusses with the Compensation Committee our performance and the individual performance of himself and the other executive officers at least annually. While the Compensation Committee considers the recommendations of the Chief Executive Officer, the Compensation Committee ultimately decides salary adjustments, the structure of annual and long-term awards, and annual and long-term award amounts for all executive officers.

Compensation Consultant. The Compensation Committee has engaged Willis Towers Watson, an independent executive compensation consultant, to analyze our executive compensation structure and plan designs, and to assess whether the compensation programs are competitive and support the Committee’s goal to align stockholders’ interests with those of the Named Executive Officers. Willis Towers Watson also directly provides the Compensation Committee with market data, which the Compensation Committee references when determining compensation for named executive officers.

Benchmarking and Comparative Analysis. To assist in evaluating and setting compensation in 2015, Willis Towers Watson conducted an annual review of our cash and equity compensation programs for the Chief Executive Officer and other executive officers. Willis Towers Watson provided the Compensation Committee with relevant market data to consider in the context of analyzing the compensation of the executive officers.

Willis Towers Watson provided to the Compensation Committee comparative compensation data for our top executive positions at the 25th, 50th, and 75th percentile levels based on a general industry published survey analysis. The Compensation Committee used this general industry survey as its primary reference in making 2015 compensation decisions. The Compensation Committee was not aware of the constituent companies in the Willis Towers Watson survey. The compensation components considered in the benchmarking analysis were base salary, target bonus as a percentage of base salary, target total cash compensation, grant value of long-term incentives, and target total direct compensation.

In addition to the general industry survey data, Willis Towers Watson also conducted a benchmarking analysis with respect to our Named Executive Officers based on a peer-group study of the publicly disclosed cash and equity compensation practices of 21 publicly held companies in the manufacturing industry. The companies included in the study were the following:

Actuant Corporation	Kadant Inc.

Albany International Corp.	LS Starrett Co.

Altra Industrial Motion Corp.	Lydall Inc.

Ampco-Pittsburgh Corp.	Neenah Paper, Inc.

Barnes Group Inc.	NN Inc.

Blount International Inc.	RBC Bearings Inc.

CIRCOR International, Inc.	Simpson Manufacturing Co., Inc.

CLARCOR Inc.	Standex International Corp.

Columbus McKinnon Corporation	Tennant Company

EnPro Industries, Inc.	Wausau Paper Corp.

Hardinge Inc.

These companies were chosen based on certain business characteristics similar to ours, including: annual revenues, employee headcount, geographic scope of business, and type of business.

The Compensation Committee has also historically taken into account input from other sources, including input from other independent members of the Board, publicly available data relating to the compensation practices and policies of other companies within and outside of our industry, and targeted publications of independent associations of corporate directors.

Representatives of Willis Towers Watson have periodically attended meetings of the Compensation Committee. In utilizing Willis Towers Watson, no conflicts of interest were raised between them and the Company and Willis Towers Watson did not provide any additional consulting or other services to the Company in an amount exceeding $120,000. The Compensation Committee has in the past and may in the future retain the services of third-party executive compensation specialists, as the Committee sees fit, in connection with the establishment of cash and equity compensation and related policies. Additionally, in accordance with its charter, the Compensation Committee formally assessed the independence of Willis Towers Watson in 2015 using the criteria promulgated by the New York Stock Exchange and determined the consultant to be independent.

2015 Executive Compensation Components

For 2015, the principal components of compensation for our Named Executive Officers were base salary, short-term incentive compensation, and long-term equity based awards. Executive officers also received a variety of benefits. These include benefits that are available generally to all salaried employees in the geographical location where the executive officer is based, as well as benefits available only to executive officers generally or a particular executive officer.

In general, for 2015 we did not have a policy or target for allocating compensation between long-term and short-term compensation, between cash and non-cash compensation, or among the different forms of non-cash compensation. Instead, the Compensation Committee, in consultation with the Chief Executive Officer and Willis Towers Watson, determined what it believed to be the appropriate level and mix of the various compensation components. While the particular compensation objectives that each element of executive compensation served are set forth below, the Compensation Committee believed that each element of compensation, to a greater or lesser extent, served each of the objectives of our executive compensation program. Our goal was to provide our executive officers with compensation opportunities that were based upon our performance and their contribution to our performance.

Base Salary. The Compensation Committee annually reviews and approves the base salary of the Chief Executive Officer and our other executive officers.

In making salary determinations, the Compensation Committee considers various factors such as our performance, the executive's performance, employment contracts (as applicable), his responsibilities and leadership, years of experience, competitive salaries within the marketplace, and the executive's total compensation package. Based on these factors, the Compensation Committee determined that there would be no base salary merit increases for our other named executive officers in 2015.

In maintaining these salary levels, the Compensation Committee also felt the decision supported our compensation philosophy by allowing us to be competitive in attracting and retaining the talent we feel will help achieve our long-term goals as well as the Committee's goal to set executive officer salaries close to the median (50th percentile) of comparable companies for similar executive positions.

Short-Term Incentive Compensation. The Compensation Committee believes that a substantial portion of the potential annual compensation of each executive officer should be in the form of annual performance-based incentives. Awards are based on achievement of performance goals established in the beginning of the year and are targeted for each participant as a percentage of base salary with targets ranging from 50% to 100% for the Named Executive Officers. These target ranges have been set based on the market data previously discussed and based on the executives expected contribution to performance. In 2015, potential payments ranged from 0-150% of the target award depending on whether results fell short of a threshold performance level or exceeded the targeted performance goal and, for 2015 individual awards could be further adjusted up or down based on individual contributions, provided that individual adjustments netted to zero so the total pool of awards did not exceed 150% of the target pool. This range of potential award payments underscores the Committee’s belief that no payments should be earned if performance fails to meet minimum expectations and that the top of the range should reward exceptional performance.

Our short-term incentive compensation awards support our compensation philosophy by motivating our executives to achieve performance goals that contribute to the Company’s short-term and long-term objectives and acts as a financial incentive to attract and retain executive talent.

2015 Management Incentive Compensation Program. In March 2015, we adopted the 2015 MIC, which is our primary short-term incentive program. Each award under the 2015 MIC was entirely performance-based and vested only if (i) the participant remained continuously employed with us through December 31, 2015 and (ii) the performance criteria, detailed below, were met. The Compensation Committee selected each of our executive officers, as well as certain other key employees, as participants in the 2015 MIC after consultation with the Chief Executive Officer. Under the 2015 MIC, each participant was assigned a specific target award equal to a percentage of his or her then-current base cash compensation (pro-rated for any partial year of service during 2015) and the specified target award percentages for the Named Executive Officers were as follows:

Name	Specified Target Award as Percentage of Salary
Harold C. Bevis	100%
Clifford E. Pietrafitta	50%
David Pretty	50%
Kevin McDougall	50%
Wern-Lirn "Paul" Wang	50%

We paid awards earned under the 2015 MIC in cash. We determined payouts under the 2015 MIC based on our performance against an Adjusted EBITDA metric (as defined in our credit facility) and a Trade Working Capital metric, each on a sliding scale adjusted at the end of the year to reflect currency fluctuations relative to the U.S. Dollar in all markets. The 2015 MIC is weighted towards the Adjusted EBITDA metric, which determines 75% of the 2015 MIC award. The remaining 25% of the 2015 MIC award is based on the Trade Working Capital metric.

The Compensation Committee set the target Adjusted EBITDA metric at $122 million. As shown below, the sliding scale provided for payouts ranging from 0% of the potential target award under the target metric if Adjusted EBITDA was achieved at or less than a minimum threshold level, which was $116 million for 2015. The payouts increased on a straight line basis for achievement of Adjusted EBITDA above the minimum threshold level, up to the target threshold and then would increase on different straight line basis for achievement of Adjusted EBITDA up to 150% of the potential target award if we achieved Adjusted EBITDA at a maximum level, which was $128 million for 2015. Additionally, the Committee could adjust individual awards up or down by 20% based on an individual’s particular contributions during the year. Individual adjustments, however, could only be made on a zero-sum basis so that the total award pool would not exceed 150% of the target pool.

The Compensation Committee set the target Trade Working Capital metric at 26.2% of sales. As shown below, the sliding scale provided for payouts ranging from 0% of the potential target award under the target metric if Trade Working Capital was achieved at or less than a minimum threshold level, which was 27.2% for 2015. The payouts increased on a straight line basis for achievement of Trade Working Capital above the minimum threshold level, up to the target threshold and then would increase on different straight line basis for achievement of Trade Working Capital up to 150% of the potential target award if we achieved Trade Working Capital at a maximum level, which was 25.2% for 2015. Additionally, the Committee could adjust individual awards up or down by 20% based on an individual’s particular contributions during the year. Individual adjustments, however, could only be made on a zero-sum basis so that the total award pool would not exceed 150% of the target pool.

The Compensation Committee accepted the Chief Executive Officer's recommendations on each individual participants' awards under the 2015 MIC, with the exception of the award to the Chief Executive Officer, which the Compensation Committee determined on an independent basis.

In setting the Adjusted EBITDA and Trade Working Capital performance targets, our Compensation Committee believed the targets were reasonable proxies for our likely performance for 2015, based on our internal business segment and geographic region forecasts available at the time the 2015 MIC was adopted. The Compensation Committee also believed that the Adjusted EBITDA target and Trade Working Capital target were reasonably attainable, but not assured, as achievement would require, among other things, high levels of operational performance and effective responses to short-term market changes and challenges. In 2015, after adjusting actual results by the currency exchange rates in effect and other permitted adjustments when the targets were established, we achieved Adjusted EBITDA of $103.7 million, which was below the minimum threshold of $116 million, and we achieved a Trade Working Capital of

25.3%, which is better than the target level of 26.2% and only slightly higher than the maximum level of 25.2%. After assessing individual performances, the Compensation Committee and the Chief Executive Officer determined not to adjust individual awards up or down.

The performance goals for the 2015 MIC were as follows:

Adjusted EBITDA
200.0%
150.0%
100.0%
50.0%
0.0%
MIC Payout Percentages
0% (Minimum)
100% (Target)
150% (Maximum)
$116
$117
$118
$119
$120
$121
$122
$123
$124
$125
$126
$127
$128
Adjusted EBITDA in Millions (Minimum, Target, and Maximum)
MIC Payout Percentages

The performance goals for the Trade Working Capital metric under the 2015 MIC, which determined 25% of the 2015 MIC award, were as follows:

Trade Working Capital as Percentage of Sales
MIC Payout Percentages
200.0%
150.0%
100.0%
50.0%
0.0%
0% (Minimum)
100% (Target)
150% (Maximum)
27.2
27.1
27.0
26.9
26.8
26.7
26.6
26.5
26.4
26.3
26.2
26.1
26.0
25.9
25.8
25.7
25.6
25.5
25.4
25.3
25.2
Trade Working Capital as Percentage of Sales (Minimum, Target, and Maximum)
MIC Payout Percentages

2015 MIC awards earned were as follows:

Named Executive Officer	2015 MIC Target	2015 MIC Payout
Harold C. Bevis	$665,000	$241,063
Clifford E. Pietrafitta	$177,500	$64,344
David J. Pretty	$202,500	$73,406
Kevin McDougall	$165,000	$59,813
Wern-Lirn "Paul" Wang	$150,000	$54,375

Long-Term Compensation. As part of our executive compensation philosophy, we seek to create long-term performance incentives for our executive officers by aligning their economic interests with the interests of stockholders through time- and performance-based awards that vest over a three-year period provided the executive remains with the Company and the pre-established performance thresholds are met. Consistent with the terms of our employment agreement with Mr. Bevis, the Compensation Committee awarded Mr. Bevis annual long-term compensation awards equal to the greater of 200% of his then-current base salary or $1,400,000. For the other Named Executive Officers, the Compensation Committee chooses the size and mix of time- and performance-based awards based on the executive’s role and positioning relative to the competitive market, as discussed above.

Besides aligning our executives’ financial interests with the interests of stockholders, our long-term equity awards support our stock ownership guidelines (discussed below) and provide an incentive for our executives to remain with Xerium over the performance periods.

2015 - 2017 Executive Long-Term Incentive Plan. In 2015, the Compensation Committee adopted the 2015 LTIP applicable to a 2015 - 2017 performance period, which is our primary long-term compensation program. Awards granted in 2015 under the 2015 LTIP were made under the 2010 Equity Incentive Plan (the “2010 Plan”). For the 2015 LTIP, our President and Chief Executive Officer made recommendations to the Compensation Committee regarding the participants to be selected and the award terms. Our Board of Directors may, from time to time, revise on a prospective basis, the Company's LTIP programs, including the 2015 LTIP, based on then current market conditions and other factors.

2015 LTIP awards consists of time-based and performance-based components. The Compensation Committee set a specific total target award, expressed as a dollar amount, for each participant in the 2015 LTIP. Based on this target award amount, the number of time- and performance-based restricted stock units (“RSUs”) to be awarded to each Named Executive Officer was determined by dividing the value of the target award by the stock price on the grant date. For the 2015 LTIP, the resulting number of RSUs were split among time-based and performance-based RSUs at 35%, and 65% of the total award, respectively. The performance-based RSUs were split equally under awards subject to an Adjusted EBITDA metric and awards subject to a market price metric.% Awards for the three-year performance period (2015-2017) are intended to qualify for the performance-based compensation exception under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”)

The time-based RSUs will vest in one installment on March 2, 2018, and will be converted into shares of common stock when they vest. The time-based RSUs typically will only vest if the participant continues to be employed by us on the vesting date, but are subject to earlier vesting in certain circumstances. In particular, in the event the participant's employment terminates as a result of a “Change of Control” (as defined in the applicable RSU agreement), the entire unvested portion of the award shall become vested on the termination date. If the participant ceases to be employed by us prior to a vesting date as a result of resignation, dismissal or any other reason, then the unvested portion of the award will be forfeited automatically. In the event of termination of the participant's employment by us without “Cause” or termination for “Good Reason” (each as defined in the applicable RSU agreement), a pro rata percentage of the unvested portion of the award will become vested on the date of termination.

The performance-based RSUs typically will vest only if (i) the participant remains continuously employed with us through March 2, 2018, subject to the earlier vesting conditions described above and (ii) certain performance criteria, described below, are met. Vested RSUs will be converted into shares of our common stock (“Performance Shares”) after the close of the three-year performance period. The number of performance shares paid out will be determined by our performance against a stock price performance metric for the three-year performance period, as set by the Compensation Committee.

The targeted Adjusted EBITDA performance portion of the award measures our performance against a three-year cumulative Adjusted EBITDA metric, adjusted for currency fluctuations during the term of the 2015 - 2017 Executive LTIP. These awards will convert into shares of our common stock and be paid after the close of a three-year performance period of January 1, 2015 through December 31, 2017. The amount of the payment will range from 0% to 100% of the employee's total Adjusted EBITDA performance shares. Upon attainment of cumulative Adjusted EBITDA equal to 80% or less of the target, none of the Adjusted EBITDA performance shares will vest. Upon attainment of more than 80% of the target, the adjusted EBITDA performance shares will begin vesting on a straight-line basis from 0% at 80% of the target to 100% at 100% of the target, up to a maximum payout of 100% of the Adjusted EBITDA performance shares.

Market-based awards will vest only if (i) the participant remains continuously employed with us through March 2, 2018, subject to the earlier vesting conditions described above and (ii) certain stock price-based criteria, described below, are met. The number of shares paid out from market-based awards will be determined based on the performance of our stock price against the performance of listed companies on the S&P Global Small Cap Index, on March 2, 2018. These awards will convert into shares of the Company’s common stock and be paid after the close of the three-year performance period of March 2, 2015 through March 2, 2018. The shares that may vest will be up to 100%, with a lower threshold of a 50% payout for 35th percentile performance and full payout at 100% for 55th percentile performance. Performance between the 35th and 55th percentile performance will result in an interpolated payout percentage between 50% and 100%.

As compared to our previous long-term incentive plans, the Compensation Committee chose to diversify the performance criteria. Rather than using Adjusted EBITDA as the sole performance measure, as was the case in the 2012 long-term incentive plan, and using stock price performance, as was the case in the 2013 long-term incentive plan, the Compensation Committee determined that awards under the 2015 LTIP should be based both on the our Adjusted EBITDA performance and our stock price against the performance of listed companies on the S&P Global Small Cap Index. We believe that the three different components of our 2015 LTIP promotes three of the most important elements of our compensation philosophy - employee loyalty and retention, financial growth, and stockholder value.

The following table sets forth the number of time-based restricted stock units, performance-based stock units and market-based stock units awarded to our Named Executive Officers in 2015.

Name	Time-Based RSUs(1)	Adjusted EBITDA-Based Performance RSUs(2)	Market-Based Performance RSUs (3)
Harold C. Bevis(4)	30,683	28,491	28,490
Clifford E. Pietrafitta	4,931	4,579	4,579
David J. Pretty	6,027	5,596	5,596
Kevin McDougall	1,096	1,018	1,107
Wern-Lirn "Paul" Wang	3,288	3,053	3,052

(1) Time-based awards under the 2015 LTIP represent restricted stock units that vest in one installment on March 2, 2018.
(2) Performance-based awards under the 2015 LTIP represent stock units that vest if the participant remains continuously employed through December 31, 2017 and if certain performance criteria are met. As described above, depending on the level of performance achieved, the participant may receive Performance Shares up to 100% of the number of stock units listed in this column after the conclusion of the three-year performance period.
(3) Market-based awards under the 2015 LTIP represent stock units that vest if the participant remains continuously employed through March 2, 2018 and if certain stock price criteria are met. As described above, depending on the level of stock price achieved, the participant may receive shares underlying market-based RSUs in an amount up 100% of the number of stock units listed in this column after the conclusion of the three-year performance period.
(4) Mr. Bevis is eligible to receive awards under all long term incentive plans at a value at the time of grant equal to the greater of 200% of his then-current salary or $1,400,000.

Incentive Clawback Policies. Our MICs and LTIPs provide that if a participant receives an award under the applicable plan based on financial statements that are subsequently restated in a way that would decrease the amount of the award to which the participant was entitled, the participant will refund to us the difference between what the participant received and what the participant should have received. Participants will not be required to refund compensation paid more than three years prior to the applicable restatement.

401(k) Plans. Our Named Executive Officers resident in the United States participate in a tax-qualified defined contribution plan for non-union employees with a cash or deferred arrangement intended to qualify under Section 401(k) of the Code. The Named Executive Officers became eligible to participate in the plan after completing two months of employment with us. Each participant in the plan may elect to defer, in the form of contributions to the plan, up to the statutorily prescribed annual limit of compensation that would otherwise be paid to the participant in the applicable year. In 2015, under the plan in which our Named Executive Officers participate, we made a matching contribution of 100% of the first three percent of such participant's compensation and 50% of the next two percent of such participants compensation.

Retirement Benefits. We maintain a pension plan for U.S. salaried employees, including certain of our executive officers (the “non-union U.S. pension plan”). The non-union U.S. pension plan is a funded, tax-qualified, noncontributory defined-benefit pension plan and is described in more detail below under the heading “Pension Benefits.” On September 24, 2008, we announced that we were freezing pension benefit accruals under the non-union U.S. pension plan effective December 31, 2008, so that future service beyond December 31, 2008 would no longer be credited under the non-union U.S. pension plan. Employees who were vested as of December 31, 2008 were entitled to their benefit earned as of December 31, 2008. Mr. Pretty was vested as of December 31, 2008. No other Named Executive Officers were participants.

Perquisites and Other Personal Benefits. We provide the Named Executive Officers with perquisites and other personal benefits that the Compensation Committee believes are reasonable and consistent with our overall compensation program to better enable us to attract and retain superior executive employees for key positions. These benefits include premiums paid for term life insurance policies, car allowances or an automobile for personal use, country club dues, housing and relocation expenses and annual physical exams. Attributed costs of the personal benefits described above for the Named Executive Officers for the fiscal year ended December 31, 2015, are included in the next to last column of the Summary Compensation Table below.

Employment Agreements. We have entered into Employment Agreements with certain key employees, including the Named Executive Officers, The employment agreements for the Named Executive Officers are described below under the heading “Employment Agreements and Potential Payments Upon Termination or Change in Control.” These agreements include severance arrangements and, in some cases, the level of severance is dependent upon the proximity of termination to a Change in Control (as defined in the applicable agreement). We believe that these arrangements support our ability to attract and retain superior executive employees and, if a change in control were to occur, would enhance our value by keeping our management team intact and focused on the best interests of the stockholders, rather than their own job security.
Management Stock Ownership Guidelines

Effective January 1, 2015, the Compensation Committee established stock ownership guidelines for executive officers to encourage them to have a long-term equity stake in Xerium Technologies and align their interests with stockholders. The guidelines provide that each officer should hold a multiple of the officer's annual salary, net of taxes, in shares (both held and issued), as follows:

Position	Ownership Requirement (multiple of net value)
Chief Executive Officer	5x
All other officers	1.5x

For purposes of the stock ownership guidelines, an "officer" means any member of our management that is eligible for awards under our LTIP.

Each officer has five years to achieve the minimum ownership requirement. Ownership is measured at the end of each fiscal year. In computing the ownership amount, shares and share equivalents are valued at the greater of (i) Company’s closing stock price on the last trading day of the fiscal year or (ii) $14.00 per share or share equivalent.

In addition to shares held outright, the number of vested and non-vested RSUs (net of taxes) counts towards the ownership requirement. In addition, 33% of shares underlying stock options or warrants counts towards the ownership requirement.

 Tax and Accounting Implications

Deductibility of Executive Compensation. In establishing compensation, the Compensation Committee takes into account the provisions of Section 162(m) of the Code, which exempts some performance-based compensation from the $1 million deduction limit. The Compensation Committee may, however, approve compensation that does not qualify for the exemption to attract and retain executives or for other reasons. For example, the Compensation Committee approved the 2012 LTIP and 2011 LTIP, which do not qualify for the Section 162(m) exemption, however the performance-based portion of the 2015 LTIP is intended to qualify for the Section 162(m) exemption. In determining whether to structure incentive awards to qualify as performance-based compensation within the meaning of Section 162(m) of the Code, the Compensation Committee balances the benefits of the awards qualifying as performance-based compensation, within the meaning of Section 162(m) of the Code, and the overall goal of structuring awards designed both to incentivize the executives and to increase stockholder value. For a discussion of the 2015 MIC and 2015 LTIP, see the section "Short-Term Incentive Compensation" and “Long-Term Compensation” earlier in this Compensation Discussion & Analysis.

Accounting for Stock-Based Compensation. We account for stock-based awards, including our restricted stock unit awards, in accordance with the requirements of Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation-Stock Options (formerly Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment (Revised 2004)”).

Narrative Disclosure of Our Compensation Policies and Practices As They Relate to Our Risk Management

During 2015, we conducted a risk assessment of our compensation policies and practices to ensure that they do not foster risk taking above the level of risk associated with our business model. We believe that risks arising from our compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on us. For additional information with respect to our risk management process, please see the section “Board Oversight and Risk Management” above.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with management, and based upon such review of and discussions with management with respect to the Compensation Discussion and Analysis, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement for filing with the SEC.

The foregoing report is provided by the following directors, who constitute the Compensation Committee:

Mr. Jay J. Gurandiano, Chair
Mr. Alexander Toeldte
Mr. Roger A. Bailey
Mr. James F. Wilson

Summary Compensation Table

The following table sets forth information with respect to the compensation for our Named Executive Officers—our Chief Executive Officer, our Chief Financial Officer, and each of our three other most highly compensated executive officers (based on 2015 compensation) who were serving as executive officers at the end of 2015.

Please see the section “Compensation Philosophy and Objectives” in Compensation Discussion & Analysis for additional information with respect to the proportionate elements of total compensation.

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards(1) ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation (2) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(3) ($)		All Other Compensation ($)		Total ($)
Harold C. Bevis	2015	$665,000	$—		$1,400,000	$—	$241,063			$38,344	(4)	$2,344,407
President, Chief Executive Officer and Director	2014	$665,000	$—		$1,400,000	$—	$556,671	$—		$40,412		$2,662,083
	2013	$665,000	$—		$1,400,000	$—	$965,713	$—		$83,333		$3,114,046

Clifford E. Pietrafitta	2015	$355,000	$—		$225,000	$—	$64,344	$—		$25,238	(5)	$669,582
Executive Vice President and Chief Financial Officer	2014	$355,000	$—		$75,000	$—	$148,585	$—		$28,039		$606,624
	2013	$340,000	$—		$75,000	$—	$246,874	$—		$29,681		$691,555

David Pretty	2015	$405,000	$225,000	(6)	$275,000	$—	$73,406	$—	(7)	$25,238	(8)	$1,003,644
President – Xerium North America and Europe	2014	$405,000	$—		$100,000	$—	$169,512	$52,531		$26,507		$753,550
	2013	$405,000	$—		$75,000	$—	$294,071	$—		$29,307		$803,378

Paul Wang	2015	$300,000	$—		$150,000	$—	$54,375	$—		$249,033	(9)	$753,408
President - Xerium Asia	2014	$300,000	$—		$150,000	$—	$96,647	$—		$148,683		$695,330

Kevin McDougall	2015	$330,000	$—		$50,000		$59,813			$21,945	(10)	$461,758
Executive Vice President, General Counsel and Secretary

(1)
The amounts in this column reflect the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification Topic 718, “Compensation – Stock Compensation” (“ASC Topic 718”) of the stock awards granted to our Named Executive Officers during 2013, 2014, and 2015, excluding the impact of estimated forfeitures related to service-based vesting conditions. Assumptions used in the calculation of these amounts are included in Note 10 to our audited financial statements for the fiscal year ended December 31, 2015. The amounts set forth may be more or less than the value ultimately realized by the Named Executive Officer based upon, among other things, the value of our common stock at the time of vesting of restricted stock unit awards, whether we achieve certain performance goals and whether such awards actually vest. For the performance-based portion of awards under the 2013 LTIP, the 2014 LTIP, or the 2015 LTIP, the amount reported is the grant date fair value based upon the probable outcome of such conditions at the time of grant in 2013, 2014, and 2015 respectively. For awards granted under the 2015 LTIP, 35% of the awards were granted in the form of time-based restricted stock units and 65% were granted in the form of performance-based restricted stock units.

(2)
Represents the cash award earned by each executive pursuant to the terms of our Management Incentive Compensation Plan. In 2015, each Named Executive Officer received awards equal to 36.25% of their targeted awards.

(3)
The amounts in this column represent changes in pension value from the prior year. None of our Named Executive Officers received any preferential earnings on nonqualified deferred compensation in 2015.

(4)
Includes $21,304 in respect of employer contributions to Mr. Bevis' 401(k) account and $1,260 in respect of premiums for group term life insurance policies for the benefit of Mr. Bevis. In addition, reflects perquisites and other personal benefits in the aggregate amount of $15,780, which includes (i) $9,602 associated with an automobile allowance; and (ii) $6,178 associated with country club dues.

(5)
Includes $10,600 in respect of employer contributions to Mr. Pietrafitta's 401(k) account and $1,260 in respect of premiums for group term life insurance policies for the benefit of Mr. Pietrafitta. In addition, reflects perquisites and other personal benefits in the aggregate amount of $13,378, which includes (i) $7,200 associated with an automobile allowance; and (ii) $6,178 associated with country club dues.

(6)	Consists of a retention bonus in the amount of $225,000 paid to Mr. Pretty, which was met upon Mr. Pretty's continued employment on August 15, 2015.

(7)	The value of the pension plan for Mr. Pretty decreased by $10,337 during the year ended December 31, 2015.

(8)
Includes $10,600 in respect of employer contributions to Mr. Pretty's 401(k) account and $1,260 in respect of premiums for group term life insurance policies for the benefit of Mr. Pretty. In addition, reflects perquisites and other personal benefits in the aggregate amount of $13,378, which includes (i) $7,200 associated with an automobile allowance; and (ii) $6,178 associated with country club dues.

(9)
Includes $110,000 of a housing allowance for Mr. Wang, $67,385 representing an education allowance for Mr. Wang's children and $71,648 associated with an automobile allowance and related taxes and surcharges in connection with use of an automobile in China.

(10)
Includes $8,063 in respect of employer contributions to Mr. McDougall's 401(k) account and $504 in respect of premiums for group term life insurance policies for the benefit of Mr. McDougall. In addition, reflects perquisites and other personal benefits in the aggregate amount of $13,778, which includes (i) $7,200 associated with an automobile allowance; and (ii) $6,178 associated with country club dues.

Grant of Plan-Based Awards

The following table sets forth information with respect to plan-based awards granted to Named Executive Officers in 2015.

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)				All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(3)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)		Maximum (#)
Harold C. Bevis	3/8/16		$665,000	$997,500
	3/2/15					56,981	(4)						$909,992
	3/2/15								30,683	(5)			$490,008
Clifford E. Pietrafitta	3/8/16		$177,500	$266,250
	3/2/15					9,158	(4)						$146,252
	3/2/15								4,931	(5)			$78,748
David Pretty	3/8/16		$202,500	$303,750
	3/2/15					11,193	(4)						$178,749
	3/2/15								6,027	(5)			$96,251

Kevin McDougall	3/8/16		$165,000	$247,500
	3/2/15					2,035	(4)						$32,497
	3/2/15								1,096	(5)			$17,503

Paul Wang	3/8/16		$150,000	$225,000
	3/2/15					6,105	(4)						$97,491
	3/2/15								3,288	(5)			$52,509

(1)	These columns show the range of payouts targeted under the 2015 MIC as described under the section entitled “Short-Term Incentive Compensation” in Compensation Discussion & Analysis.

(2)
These columns show the range of payouts of performance-based restricted stock units under the 2015 LTIP as described under the section entitled “Long-Term Compensation” in Compensation Discussion & Analysis.

(3)
The amounts in this column reflect the aggregate grant date fair value computed in accordance with ASC Topic 718 of the stock and option awards granted to our Named Executive Officers during 2015, excluding the impact of estimated forfeitures related to service-based vesting conditions. Assumptions used in the calculation of these amounts are included in Note 10 to our audited financial statements for the fiscal year ended December 31, 2015. The amounts set forth may be more or less than the value ultimately realized by the Named Executive Officer based upon, among other things, the performance of the Company's stock against the performance of listed companies on the S&P Global Small Cap Index, whether we achieve certain performance goals and whether such awards actually vest. For awards subject to performance conditions, such as performance-based awards under the 2015 LTIP, the amount reported is the grant date fair value based upon the probable outcome of such conditions.

(4)
Grant of performance-based restricted stock units under the 2015 LTIP. The performance-based restricted stock units vest in one installment on March 2, 2018, upon achievement of certain performance criteria.

(5)	Grant of time-based restricted stock units under the 2015 LTIP. The time-based restricted stock units vest in one installment on March 2, 2018.

Outstanding Equity Awards at Fiscal Year-End Table

The following table sets forth information for the Named Executive Officers regarding outstanding equity awards held as of December 31, 2015.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested(1) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(1) ($)
Harold C. Bevis	—	260,621	—	$4.00	8/15/2022				—		$—
						68,082	(2)	$806,772
						130,597	(3)	$1,547,574	130,597	(3)	$1,547,574
						40,833	(4)	$483,871	75,833	(4)	$898,621
						30,683	(5)	$363,594	56,981	(5)	$675,225
Clifford E. Pietrafitta	—	—	—	—	—	6,996	(6)	$82,903	6,997	(6)	$82,914
						2,188	(7)	$25,928	4,063	(7)	$48,147
						4,931	(8)	$58,432	9,158	(8)	$108,522

David Pretty	—	—	—	—	—	6,996	(9)	$82,903	6,997	(9)	$82,914
						2,917	(10)	$34,566	5,416	(10)	$64,180
						6,027	(11)	$71,420	11,193	(11)	$132,637

Kevin McDougall	—	—	—	—	—	4,664	(12)	$55,268	4,664	(12)	$55,268
						1,458	(13)	$17,277	2,709	(13)	$32,102
						1,096	(14)	$12,988	2,035	(14)	$24,115

Paul Wang	—	—	—	—	—	4,375	(15)	$51,844	8,125	(15)	$96,281
						3,288	(16)	$38,963	6,105	(16)	$72,344

(1)	Market values in this table are determined using a price per share of our common stock of $11.85, the closing price on the NYSE on the last trading day in 2015.

(2)	Reflects 68,082 unvested restricted stock unit awards granted on August 15, 2012 that will vest on August 15, 2016.

(3)
Reflects 130,597 unvested time-based restricted stock units with a grant date of January 29, 2015 and a vesting date of March 15, 2016 and 130,597 unvested market-based restricted stock units with a grant date of March 11, 2013 and a vesting date of March 11, 2016.

(4)	Reflects 40,833 unvested time-based restricted stock units and 75,833 unvested performance and market-based restricted stock units with a grant date of May 8, 2014 and a vesting date of May 8, 2017.

(5)	Reflects 30,683 time-based restricted stock units and 56,981 unvested performance and market-based restricted stock units with a grant date of March 2, 2015 and a vesting date of March 2, 2018.

(6)	Reflects 6,996 unvested time-based restricted stock units and 6,997 unvested market-based restricted stock units with a grant date of March 11, 2013 and a vesting date of March 11, 2016.

(7)	Reflects 2,188 unvested time-based restricted stock units and 4,063 unvested performance and market-based restricted stock units with a grant date of May 8, 2014 and a vesting date of May 8, 2017.

(8)	Reflects 4,931 time-based restricted stock units and 9,158 unvested performance and market-based restricted stock units with a grant date of March 2, 2015 and a vesting date of March 2, 2018.

(9)	Reflects 6,996 unvested time-based restricted stock units and 6,997 unvested market-based restricted stock units with a grant date of March 11, 2013 and a vesting date of March 11, 2016.

(10)	Reflects 2,917 unvested time-based restricted stock units and 5,416 unvested performance and market-based restricted stock units with a grant date of May 8, 2014 and a vesting date of May 8, 2017.

(11)	Reflects 6,027 time-based restricted stock units and 11,193 unvested performance and market-based restricted stock units with a grant date of March 2, 2015 and a vesting date of March 2, 2018.

(12)	Reflects 4,664 unvested time-based restricted stock units and 4,664 unvested market-based restricted stock units with a grant date of March 11, 2013 and a vesting date of March 11, 2016.

(13)	Reflects 1,458 unvested time-based restricted stock units and 2,709 unvested performance and market-based restricted stock units with a grant date of May 8, 2014 and a vesting date of May 8, 2017.

(14)	Reflects 1,096 time-based restricted stock units and 2,035 unvested performance and market-based restricted stock units with a grant date of March 2, 2015 and a vesting date of March 2, 2018.

(15)	Reflects 4,375 unvested time-based restricted stock units and 8,125 unvested performance and market-based restricted stock units with a grant date of May 8, 2014 and a vesting date of May 8, 2017.

(16)	Reflects 3,288 time-based restricted stock units and 6,105 unvested performance and market-based restricted stock units with a grant date of March 2, 2015 and a vesting date of March 2, 2018.

Option Exercises and Stock Vested Table

The following table sets forth information for the Named Executive Officers regarding the value realized during 2015 by such executives pursuant to shares acquired upon exercise of stock options and vesting of stock awards.

	Option Awards				Stock Awards
Name	Number of Shares Acquired on Exercise (#)		Value Realized on Exercise ($)		Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)
Harold C. Bevis	260,540	(1)	$2,834,675	(1)	68,062	(2)	$1,012,763	(2)
Clifford E. Pietrafitta	—		$—		16,595	(3)	$269,171	(3)
David Pretty	—		$—		12,169	(4)	$197,381	(4)
Kevin McDougall					6,638	(5)	$107,668
Paul Wang	—		$—		—	(6)	$—	(6)

(1)	Includes 260,540 of options that vested on August 15, 2015. Of the shares that were acquired, 160,908 shares were withheld by us in respect of tax obligations and as a result of a cashless exercise.

(2)
Includes 68,062 time-based restricted stock units that vested on August 15, 2015. Of these shares, 32,466 shares were withheld by us in respect of tax obligations. Market value for vestings under this footnote and footnote 1 was determined using a price per share of our common stock of $14.88, the closing price on the NYSE on August 14, 2015.

(3)
Includes 16,595 time-based and performance-based restricted stock units that vested on March 31, 2015. Of these shares, 5,493 shares were withheld by us in respect of tax obligations. Market value is determined using a price per share of our common stock of $16.22, the closing price on the NYSE on March 31, 2015.

(4)
Includes 12,169 time-based and performance-based restricted stock units that vested on March 31, 2015. Of these shares, 4,029 shares were withheld by us in respect of tax obligations. Market value is determined using a price per share of our common stock of $16.22, the closing price on the NYSE on March 31, 2015.

(5)
Includes 6,638 time-based and performance-based restricted stock units that vested on March 31, 2015. Of these shares, 2,729 shares were withheld by us in respect of tax obligations. Market value is determined using a price per share of our common stock of $16.22, the closing price on the NYSE on March 31, 2015.

(6)	Paul Wang had no vestings in 2015.

Equity Compensation Plan Information

The following table sets forth certain information with respect to Xerium's equity compensation plans at December 31, 2015.

Equity Compensation Plan Information
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)

Equity compensation plans approved by security holders	745,263	na	453,568

Equity compensation plans not approved by security holders	328,703	$4.00	—

Total	1,073,966	na	453,568

Please see the discussion below under "Employment Agreements and Potential Payments Upon Termination or Change in Control" for a discussion of the equity compensation plans not approved by security holders, which were granted in connection with the appointment of Mr. Bevis.

Pension Benefits

Pension Plan. Xerium’s non-union U.S. pension plan for U.S. salaried employees, including its executive officers, and U.S. non-union hourly employees is a funded, tax-qualified, noncontributory defined-benefit pension plan. Benefits under the non-union U.S. pension plan are based upon an employee’s years of service and the average of the employee’s highest five calendar years of compensation in the last ten calendar years of service with us and our subsidiaries, the “final average earnings,” and are payable after retirement. Covered employees become vested in the non-union U.S. pension plan after the completion of five years of vesting service. Earnings covered by the non-union U.S. pension plan are total cash compensation, including salary and bonuses, less taxable fringe benefits, as defined in the plan. Benefits under the non-union U.S. pension plan are calculated as an annuity equal to 0.9% to 1.4% of the participant’s final average earnings multiplied by years of service. Credited years of service cannot exceed 30 years. For purposes of the annual pension benefit calculation, final average earnings as of December 31, 2015 could not exceed $245,000. Contributions to the non-union U.S. pension plan were made entirely by us and were paid into a trust fund from which the benefits of participants will be paid. The benefits listed in the table below are not subject to any deduction for Social Security, but are subject to offset by accrued benefits under specified predecessor plans.

On September 24, 2008, we announced that we were freezing benefit pension accruals under the non-union U.S. pension plan effective December 31, 2008 so that future service beyond December 31, 2008 is not to be credited under the non-union U.S. pension plan. Employees who were vested as of December 31, 2008 were entitled to their benefit earned as of December 31, 2008. Current employees who were not vested as of December 31, 2008 will be entitled to their benefit earned as of December 31, 2008 upon five years of continuous employment from date of hire. Mr. Pretty is the only Named Executive Officer participating in the non-union U.S. pension plan.

The following table sets forth information on the present value of accumulated benefits payable to each of the Named Executive Officers, including the number of years of service credited to each such Named Executive Officer, under the non-union U.S. pension plan (to the extent that such Named Executive Officer participates in the non-union U.S. pension plan) determined using interest rate and mortality rate assumptions consistent with those used in our audited financial statements for the fiscal year ended December 31, 2015.

Name	Plan Name	Number of Years Credited Service(1) (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Harold C. Bevis	—	—	—	—
Clifford E. Pietrafitta	—	—	—	—
David Pretty	non-union U.S. pension plan	11.917	$184,910	—
Kevin McDougall	—	—	—	—
Paul Wang	—	—	—	—

(1) As of December 31, 2015. Covered employees become vested in the non-union U.S. pension plan after the completion of five years of vesting service.

Nonqualified Deferred Compensation

None of the Named Executive Officers received any nonqualified deferred compensation in 2015.

Employment Agreements and Potential Payments Upon Termination or Change in Control

We have entered into an employment agreement with each of Harold C. Bevis, Clifford E. Pietrafitta, David Pretty, Kevin McDougall and Paul Wang. The employment period under the agreements will continue until terminated by us or the Named Executive Officer. The employment agreements for these executives provide the specific terms set forth below.

For additional information with respect to the employment agreements between us and our Named Executive Officers, please see the section “Employment Agreements” in Compensation Discussion & Analysis.
Also set forth below, after the description of the applicable employment agreement, are tables that show the potential amounts payable to each of the Named Executive Officers in accordance with their respective employment agreements and other agreements with us in the event of termination of such executive’s employment in the circumstances described in the category headings of the tables, assuming that such termination was effective as of December 31, 2015. The amounts in the tables are estimates of the amounts which would be paid out to the executives in accordance with their respective employment agreements upon their termination. The actual amounts to be paid out can only be determined at the time of such executive’s separation from us. Regardless of the manner in which a Named Executive Officer’s employment terminates, he may be entitled to receive amounts earned during his term of employment. Such amounts include earned and unpaid base salary, vacation pay, and regular pension benefits (see “Pension Benefits” above). Each of Named Executive Officer was also a participant in the 2015 MIC, which provided that participants were entitled to receive their award if certain performance targets were met and if they were employed with us on December 31, 2015. For additional information with respect to the 2015 MIC, please see the section “Short-Term Incentive Compensation” in Compensation Discussion & Analysis.

Harold C. Bevis. Mr. Bevis serves as a Director and as our President and Chief Executive Officer. As of December 31, 2015, Mr. Bevis receives a base salary of $665,000, which may be increased at the discretion of the Board. His employment agreement provides that Mr. Bevis is eligible to participate in our annual bonus plan at a minimum target participation level of 100% of his base salary. If Mr. Bevis terminates his employment other than for “good reason” (as defined in his employment agreement), he is entitled to his unpaid salary and benefits through his date of termination. If his employment terminates because of his death or disability, then he is entitled to his earned and unpaid salary through his date of termination and the payout he would have earned under our annual bonus plan for the year in which the termination occurs, prorated to reflect the number of days that he worked in the year. In addition, if his employment terminates because of his disability, he is entitled to participate in medical/dental benefit plans for 18 months (or such longer period as may be provided in our benefit plans). Under the terms of our LTIPs, if his employment terminates as a result of death or disability, a prorated portion of all unvested restricted stock units vests upon such termination. If we terminate his employment for any other reason other than “cause” (as defined in his employment agreement), or if he terminates his employment for “good reason,” then he is entitled to (i) receive his base salary for 18 months, (ii) receive the payout he would have earned under our annual bonus plan for the year in which the termination occurs, prorated to reflect the number of days that he worked in the year, and (iii) participate in medical/dental benefit plans for 18 months years (or such longer period as may be provided in our benefit plans), provided that the timing of certain payments may be delayed under Section 409A of the Code. If any such termination occurs within three months prior to or two years following certain specified change of control transactions, then the period of base salary and medical/dental benefit continuation shall be two years instead of 18 months. If we terminate his employment for “cause,” he is entitled only to payment of his earned and unpaid base salary for the period prior to termination. Additionally, upon the occurrence of a change in control, all unvested options, restricted stock awards and restricted stock units would immediately vest upon such change of control. The value of such options and restricted stock awards as of December 31, 2015 was $8,369,110.
.

Potential Payments to Mr. Bevis upon Termination at December 31, 2015:

Reason for Termination	Cash Severance Payment (2)	Equity Awards	Continuation of Medical/ Dental Benefits	Excise Tax Gross-up	Benefits under Life Insurance Policies the Premiums for which are Paid for By Xerium	Total Termination Benefits
Death	$241,063	$4,909,200	$—	$—	$1,000,000	$6,150,263
Disability(1)	$241,063	$4,909,200	$21,485	$—	$—	$5,171,748
By Xerium for Cause or by Executive without Good Reason(1)	$241,063	$—	$—	$—	$—	$241,063
By Xerium without Cause(1) and not within 3 months before or 24 months after a Change of Control(1)	$1,238,563	$4,909,200	$21,485	$—	$—	$6,169,248
By Xerium without Cause(1) and within 3 months before or 24 months after a Change of Control(1)	$1,571,063	$8,369,110	$28,646	$—	$—	$9,968,819
By the Executive for Good Reason(1) and not within 3 months before or 24 months after a Change of Control(1)	$1,238,563	$4,909,200	$21,485	$—	$—	$6,169,248
By the Executive for Good Reason(1) and within 3 months before or 24 months after a Change of Control(1)	$1,571,063	$8,369,110	$28,646	$—	$—	$9,968,819

(1)	As defined in Mr. Bevis’ employment agreement.

(2)
The amounts set forth under cash severance payments are payable over time as continuation of the payment of base salary or in a lump sum as described in the description of Mr. Bevis’ employment agreement above. In addition, this column includes cash payments under our 2015 MIC that were payable as a result of Mr. Bevis being employed by us on December 31, 2015.

Clifford E. Pietrafitta. Mr. Pietrafitta serves as our Executive Vice President and Chief Financial Officer. As of December 31, 2015, Mr. Pietrafitta receives a base salary of $355,000, which may be increased for subsequent years at the discretion of the Board. Under the terms of his employment agreement, Mr. Pietrafitta is eligible to participate in our annual bonus plan at a minimum target participation level of 50% of his base salary.

If Mr. Pietrafitta terminates his employment other than for “good reason” (as defined in his employment agreement), he is entitled to his unpaid salary and benefits through his date of termination. If his employment terminates because of his death or disability, then he is entitled to his earned and unpaid salary through his date of termination and any payout he would have earned under our annual bonus plans for the year in which the termination occurs, prorated to reflect the number of days that he worked in the year. In addition, if his employment terminates because of disability, he is entitled to participate in medical/dental benefit plans for 18 months (or such longer period as may be provided in our benefit plans). Under the terms of our LTIPs, if his employment terminates as a result of death or disability, a prorated portion of all unvested restricted stock units vests upon such termination. If we terminated his employment for any other reason (other than “cause” as defined in the employment agreement), or if he terminate his employment for “good reason,” then he is entitled to receive his base salary for one year and to participate in medical/dental benefit plans for one year (or such longer period as may be provided in our benefit plans). If any such termination were to occur within three months prior to or two years following certain specified change of control transactions, then the period of base salary and medical/dental benefit continuation would be 18 months instead of one year. If we terminate his employment for “cause,” he is entitled only to payment of his earned and unpaid base salary for the period prior to termination. Additionally, upon the occurrence of a change in control, all unvested options and restricted stock units would immediately vest upon such change of control. The value of such options and restricted stock units as of December 31, 2015 was $406,834.

Potential Payments to Mr. Pietrafitta upon Termination at December 31, 2015:

Reason for Termination	Cash Severance Payment (2)	Equity Awards	Continuation of Medical/ Dental Benefits	Excise Tax Gross-up	Benefits under Life Insurance Policies the Premiums for which are Paid for By Xerium	Total Termination Benefits
Death	$64,344	$242,976	$—	$—	$1,000,000	$1,307,320
Disability(1)	$64,344	$242,976	$24,352	$—	$—	$331,672
By Xerium for Cause or by the Executive without Good Reason(1)	$64,344	$—	$—	$—	$—	$64,344
By Xerium without Cause(1) and not within 3 months before or 24 months after a Change of Control(1)	$419,344	$242,976	$16,235	$—	$—	$678,555
By Xerium without Cause(1) and within 3 months before or 24 months after a Change of Control(1)	$596,844	$406,834	$24,352	$—	$—	$1,028,030
By the Executive for Good Reason(1) and not within 3 months before or 24 months after a Change of Control(1)	$419,344	$242,976	$16,235	$—	$—	$678,555
By the Executive for Good Reason(1) and within 3 months before or 24 months after a Change of Control(1)	$596,844	$406,834	$24,352	$—	$—	$1,028,030

(1)	As defined in Mr. Pietrafitta’s employment agreement.

(2)
The amounts set forth under cash severance payments are payable over time as continuation of the payment of base salary or in a lump sum as described in the description of Mr. Pietrafitta’s employment agreement above. In addition, this column includes cash payments under our 2015 MIC that were payable as a result of Mr. Pietrafitta being employed by us on December 31, 2015.

David Pretty. Mr. Pretty serves as President—Xerium North America and Europe. As of December 31, 2015, Mr. Pretty receives a base salary of $405,000, which may be increased at the discretion of the Board. Under the terms of his employment agreement, if his employment terminates because of his death or disability, then he is entitled to his earned and unpaid salary through his date of termination. In addition, if his employment terminates because of disability, he is entitled to participate in medical/dental plans for 18 months (or such longer period as may be provided in our benefit plans). Under the terms of our LTIPs, if his employment terminates as a result of death or disability, a prorated portion of all unvested restricted stock units vests upon such termination. If we terminate his employment for any other reason (other than “cause” (as defined in the employment agreement)), or if he terminates his employment for “good reason” (as defined in the employment agreement), then he is entitled to receive his base salary for one year and participate in medical/dental benefit plans for one year (or such longer period as may be provided in our benefit plans), provided that the timing of certain payments may be delayed under Section 409A of the Code. If any such termination occurs within three months prior to or two years following certain specified change of control transactions, then the period of base salary and medical/dental benefit continuation shall be 18 months instead of one year. If we terminate his employment for “cause,” he is entitled only to payment of his earned and unpaid base salary for the period prior to termination. Additionally, upon the occurrence of a change in control, all unvested options and restricted stock units would immediately vest upon such change of control. The value of such options and restricted stock units as of December 31, 2015 was $468,620.

Mr. Pretty also participated in our non-union U.S. pension plan. For a description of the non-union U.S. pension plan, and the amounts payable to Mr. Pretty thereunder, see “Pension Benefits” above.

Potential Payments to Mr. Pretty upon Termination at December 31, 2015:

Reason for Termination	Cash Severance Payment (2)	Equity Awards		Continuation of Medical/ Dental Benefits	Excise Tax Gross-up	Benefits under Life Insurance Policies the Premiums for which are Paid for By Xerium	Total Termination Benefits
Death	$73,406		$266,995	$—	$—	$1,000,000	$1,340,401
Disability(1)	$73,406		$266,995	$21,485	$—	$—	$361,886
By Xerium for Cause or by the Executive without Good Reason(1)	$73,406	$—	—	$—	$—	$—	$73,406
By Xerium without Cause(1) and not within 3 months before or 24 months after a Change of Control(1)	$478,406		$266,995	$14,323	$—	$—	$759,724
By Xerium without Cause(1) and within 3 months before or 24 months after a Change of Control(1)	$680,906		$468,620	$21,485	$—	$—	$1,171,011
By the Executive for Good Reason(1) and not within 3 months before or 24 months after a Change of Control(1)	$478,406		$266,995	$14,323	$—	$—	$759,724
By the Executive for Good Reason(1) and within 3 months before or 24 months after a Change of Control(1)	$680,906		$468,620	$21,485	$—	$—	$1,171,011

(1)	As defined in Mr. Pretty’s employment agreement.

(2)
The amounts set forth under cash severance payments are payable over time as continuation of the payment of base salary or in a lump sum as described in the description of Mr. Pretty’s employment agreement above. In addition, this column includes cash payments under our 2015 MIC that were payable as a result of Mr. Pretty being employed by us on December 31, 2015.

Kevin McDougall. Mr. McDougall was Executive Vice President, General Counsel and Secretary during the year ended December 31, 2015. For the year ended December 31, 2015, Mr. McDougall received a base salary of $330,000. Under the terms of his employment agreement, if his employment terminates because of his death or disability, then he is entitled to his earned and unpaid salary through his date of termination. In addition, if his employment terminates because of disability, he is entitled to participate in medical/dental plans for 18 months (or such longer period as may be provided in our benefit plans). Under the terms of our LTIPs, if his employment terminates as a result of death or disability, a prorated portion of all unvested restricted stock units vests upon such termination. If we terminate his employment for any other reason (other than “cause” (as defined in the employment agreement)), or if he terminates his employment for “good reason” (as defined in the employment agreement), then he is entitled to receive his base salary for one year and participate in medical/dental benefit plans for one year (or such longer period as may be provided in our benefit plans), provided that the timing of certain payments may be delayed under Section 409A of the Code. If any such termination occurs within three months prior to or two years following certain specified change of control transactions, then the period of base salary and medical/dental benefit continuation shall be 18 months instead of one year. If we terminate his employment for “cause,” he is entitled only to payment of his earned and unpaid base salary for the period prior to termination. Additionally, upon the occurrence of a change in control, all unvested options and restricted stock units would immediately vest upon such change of control. The value of such options and restricted stock units as of December 31, 2015 was $197,018.

Potential Payments to Mr. McDougall upon Termination at December 31, 2015:

Reason for Termination	Cash Severance Payment (2)	Equity Awards	Continuation of Medical/ Dental Benefits	Excise Tax Gross-up	Benefits under Life Insurance Policies the Premiums for which are Paid for By Xerium	Total Termination Benefits
Death	$59,813	$141,367	$—	$—	$400,000	$601,180
Disability(1)	$59,813	$141,367	$12,476	$—	$—	$213,656
By Xerium for Cause or by the Executive without Good Reason(1)	$59,813	$—	$—	$—	$—	$59,813
By Xerium without Cause(1) and not within 3 months before or 24 months after a Change of Control(1)	$389,813	$141,367	$8,318	$—	$—	$539,498
By Xerium without Cause(1) and within 3 months before or 24 months after a Change of Control(1)	$554,813	$197,018	$12,476	$—	$—	$764,307
By the Executive for Good Reason(1) and not within 3 months before or 24 months after a Change of Control(1)	$389,813	$141,367	$8,318	$—	$—	$539,498
By the Executive for Good Reason(1) and within 3 months before or 24 months after a Change of Control(1)	$554,813	$197,018	$12,476	$—	$—	$764,307

(1)	As defined in Mr. McDougall's employment agreement.

(2)
The amounts set forth under cash severance payments are payable over time as continuation of the payment of base salary or in a lump sum as described in the description of Mr. McDougall's employment agreement above. In addition, this column includes cash payments under our 2015 MIC that were payable as a result of Mr. McDougall being employed by us on December 31, 2015.

Paul Wang. Mr. Wang serves as President - Xerium Asia and Xerium China since March 2014. As of December 31, 2015, Mr. Wang's base salary is $300,000. His employment agreement provided that Mr. Wang was eligible to participate in our annual incentive bonus plan and long term incentive programs at a minimum target participation level of 50% of his base salary for the applicable year. Under the terms of our LTIPs, if his employment terminates as a result of death or disability, a prorated portion of all unvested restricted stock units vests upon such termination. Additionally, upon the occurrence of a change in control, all unvested options and restricted stock units would immediately vest upon such change of control. The value of such options and restricted stock units as of December 31, 2015 was $259,432.

Potential Payments to Mr. Wang upon Termination at December 31, 2015:

Reason for Termination	Cash Severance Payment	Equity Awards	Continuation of Medical/ Dental Benefits	Excise Tax Gross-up	Benefits under Life Insurance Policies the Premiums for which are Paid for By Xerium	Total Termination Benefits
Death	$—	$113,210	$—	$—	$—	$113,210
Disability	$—	$113,210	$—	$—	$—	$113,210
By Xerium Other than for Cause	$300,000	$113,210	$—	$—	$—	$413,210
By Xerium for Cause	$165,000	$—	$—	$—	$—	$165,000

COMPENSATION OF DIRECTORS

Employee directors do not receive additional compensation for service on the Board or its committees. The Nominating and Governance Committee reviews and makes recommendations to the Board regarding the compensation of directors. The Board approves the compensation of directors. In 2015, we did not engage a compensation consulting firm to conduct a review of our 2015 cash and equity compensation program for non-employee directors. However, previously in 2010, we had engaged Willis Towers Watson at the request of Nominating and Governance Committee to conduct a review of our cash and equity compensation program for non-employee directors in order to assist the Board in establishing non-employee director compensation for 2010 and subsequent years.

Non-Management Director Compensation Policy at December 31, 2015

Non-management directors receive an annual retainer of $132,000, which is paid pursuant to the Xerium Technologies, Inc. Directors' Deferred Stock Unit Plan. Under the plan, 54% of the retainer is paid in the form of a grant of deferred stock units. Non-management directors are given the opportunity to elect to receive the remainder of such retainer in deferred stock units or in cash.

Under the plan, cash payments and director stock unit crediting are made quarterly. The number of deferred stock units credited to a director’s account is determined by dividing the portion of the annual retainer for that period by the fair market value of our common stock (the closing price on the last trading day of each quarter) on the particular credit date. Deferred stock units are fully vested upon being credited to a director’s account. Non-management directors may elect whether the units will convert into shares of common stock (i) immediately at the end of each quarter, or (ii) six months after the termination of the director’s service on the Board.

Each of the Chairs of the Audit Committee and the Compensation Committee also receives additional cash compensation at an annual rate of $10,000 per year, and the Chair of the Nominating and Governance Committee, and the Lead Independent Director, if there is one, each receive additional cash compensation at an annual rate of $5,000 per year. If the Chairman of the Board is a non-management director, then he or she receives additional cash compensation at an annual rate of $55,000 per year. Directors are also reimbursed for out-of-pocket expenses for attending board and committee meetings.

Director Compensation

The following table sets forth information for the compensation earned by the individuals who served as non-employee directors of Xerium for service on the Board or committees of the Board during the fiscal year ended December 31, 2015.

Name	Fees Earned or Paid in Cash	Stock Awards(1)	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
Roger A. Bailey	$60,720	$71,280	$—	$—	$—	$—	$132,000
David A. Bloss, Sr. (2)	$49,389	$49,780	$—	$—	$—	$—	$99,169
Ambassador April H. Foley	$65,720	$71,280	$—	$—	$—	$—	$137,000
Jay J. Gurandiano (3)	$63,220	$71,280	$—	$—	$—	$—	$134,500
John F. McGovern	$70,720	$71,280	$—	$—	$—	$—	$142,000
James F. Wilson	$115,720	$71,280	$—	$—	$—	$—	$187,000

(1)
The amounts in these columns reflect the aggregate grant date fair value computed in accordance with ASC Topic 718 of the stock awards granted to non-employee directors during 2015. Assumptions used in the calculation of these amounts are included in Note 10 to our audited financial statements for the fiscal year ended December 31, 2015. Each stock unit corresponds to one share of our common stock. If a director’s service on the Board is terminated, such director will, as appropriate, (i) receive as of the end of the quarter in which his or her service ends the number of shares of common stock that equals the number of pro rata deferred stock units the director has earned during that quarter, and (ii) six months after such termination, receive the number of shares of common stock that equals the number of deferred stock units the director has earned if such director either elected to defer conversion of the deferred stock units or held deferred stock units under the director compensation plan in effect prior to March 15, 2011. Dividends are paid on these deferred stock units at the same rate as dividends on our common stock (if any), but only in the form of additional deferred stock units, as applicable.

(2)	Mr. Bloss retired from the Board on September 11, 2015 prior to the 2015 Annual Meeting of Stockholders.

(3)	Fees Earned or Paid in Cash by Mr. Gurandiano includes an amount of $32,360 foregone at the election of Mr. Gurandiano in exchange for stock.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We review all relationships and transactions in which we and our directors and executive officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest. We obtain information from the directors and executive officers with respect to related person transactions in order to determine, based on the facts and circumstances, whether we or a related party has a direct or indirect material interest in the transaction. If the determination is made that a related party has a material interest in any transaction of ours, these transactions are disclosed in our proxy statement as required under the rules and regulations of the SEC. In addition, in March 2007, the Board of Directors adopted a written policy that calls for the Audit Committee to review and approve related party transactions occurring after the date of adoption of that policy other than:

•	a transaction involving the compensation of directors (which are subject to the procedures for review and approval established in the charter of the Nominating and Governance Committee);

•
a transaction involving compensation of an executive officer or involving an employment agreement, severance arrangement, change in control provision or supplemental benefit of an executive officer (which are subject to the procedures for review and approval established in the charter of the Compensation Committee);

•	a transaction available to all employees generally or to all salaried employees generally;

•	a transaction with a related party involving less than $120,000; and

•
a transaction in which the interest of the related party arises solely from the ownership of a class of our equity securities and all holders of that class receive the same benefit on a pro rata basis.

The policy calls for the Audit Committee to consider:

•	the nature of the related party’s interest in the transaction;

•	the material terms of the transaction, including, without limitation, the amount and type of transaction;

•	the significance of the transaction to the related party;

•	the significance of the transaction to us;

•	whether the transaction would impair the judgment of a director or executive officer to act in our best interest;

•	whether the transaction is fair to us; and

•	any other matters the Audit Committee deems appropriate.

In accordance with the policy, any member of the Audit Committee who is a related person with respect to a transaction under review may not participate in the deliberations or vote respecting approval of the transaction, provided, however, that such director may be counted in determining the presence of a quorum at a meeting of the Audit Committee that considers the transaction.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2015, none of our executive officers served as: (i) a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on the Compensation Committee; (ii) a director of another entity, one of whose executive officers served on the Compensation Committee; or (iii) a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served as a director of Xerium. No current or former officers or employees of Xerium serve on the Compensation Committee.

SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the amount of our common stock beneficially owned, directly or indirectly, as of April 4, 2016, by (i) based on information filed with the SEC, each person known by us to beneficially own more than 5% of our common stock; (ii) each current member of the Board; (iii) each of our Named Executive Officers and (iv) all members of the Board and all of our current executive officers as a group, and the percentage of the common stock outstanding represented by each such amount. As of May 9, 2016, the total number of shares of our common stock outstanding was 15,994,904. Except as indicated in the footnotes to the table, each person has sole voting and investment power with respect to all shares indicated as beneficially owned by such person. Except as indicated in the footnotes to this table, the address for each person listed below is c/o Xerium Technologies, Inc., 14101 Capital Boulevard, Youngsville, NC 27596.

	Common Stock, par value $0.001 per share
Name of Beneficial Owner	Number	Percent
AS Investors, LLC (1)	2,164,338	13.5%
Carl Marks Management Company, LLC(2)	2,064,452	12.9%
Tocqueville Asset Management L.P.(3)	1,475,608	9.2%
Credit Suisse AG (4)	968,240	6.1%
Harold Bevis	421,155	2.6%
Clifford E. Pietrafitta	33,647	*
David Pretty	39,480	*
Kevin McDougall	6,333	*
Paul Wang	—	*
Roger A. Bailey	26,294	*
Alexander Toeldte	3,414	*
Ambassador April H. Foley(5)	31,911	*
Jay J. Gurandiano(6)	435,413	*
John F. McGovern(7)	8,000	*
James F. Wilson(8)	2,102,369	13.1%
All directors and executive officers as a group (13 people)	2,832,125	17.7%

(*)	Less than 1%.

(1)
AS Investors, LLC’s address is c/o American Securities LLC, 299 Park Avenue, 34th Floor, New York, NY 10171. American Securities Partners V, L.P., American Securities Partners V(B), L.P., American Securities Partners V(C), L.P., (collectively, the “Sponsors”) are owners of membership interests in AS Investors, LLC. American Securities Associates V, LLC is the general partner of each Sponsor. American Securities LLC provides investment advisory services to each Sponsor and to American Securities Associates V, LLC.

(2)
Carl Marks Management Company, LLC’s address is 900 Third Avenue, 33rd Floor, New York, NY 10022. Represents 626,544 shares held by Carl Marks Strategic Investments, L.P. (“CMSI”), and 1,437,908 held by Carl Marks Strategic Opportunities Fund, L.P. (“CMSO”). Carl Marks Management Company, LLC is the registered investment adviser of CMSI and CMSO. CMSI GP, LLC is the general partner of CMSI, and Carl Marks GP, LLC is the general partner of CMSO. Messrs. Andrew M. Boas, Robert C. Ruocco, and James Forbes Wilson are the managing members of Carl Marks Management Company, LLC, CMSI GP, LLC and Carl Marks GP, LLC.

(3)	Tocqueville Asset Management L.P.’s address is 40 West 57th Street, 19th Floor, New York, NY 10019.

(4)	Credit Suisse AG's address is Uetlibergstrasse 231, P.O. Box 900, CH 8070, Zurich, Switzerland.

(5)
Excludes 8,234 shares of common stock underlying director deferred stock units held by the non-management director. Such deferred stock units will be settled in shares of common stock six months after the director’s departure from the Board, and thus are not convertible into shares of common stock within 60 days of March 31, 2016.

(6)
Includes 3,556 shares of common stock (not including shares in respect of future dividend payments on our common stock) that will be paid to the non-management director upon the termination of his service on the Board in respect of outstanding restricted stock units earned as part of the director’s compensation for service on the Board. Excludes 2,228 shares of common stock underlying director deferred stock units held by the non-management director. Such deferred stock units will be settled in shares of common stock six months after the director’s departure from the Board, and thus are not convertible into shares of common stock within 60 days of March 31, 2016.

(7)
Excludes 40,145 shares of common stock underlying director deferred stock units held by the non-management director. Such deferred stock units will be settled in shares of common stock six months after the director’s departure from the Board, and thus are not convertible into shares of common stock within 60 days of March 31, 2016.

(8)
Mr. Wilson’s business address is c/o Carl Marks Management Company, L.P., 900 Third Avenue, 33rd Floor, New York, NY 10022. Represents 2,064,452 shares of common stock described in note (2) above and 37,917 shares of common stock owned directly by Mr. Wilson. Mr. Wilson is a managing member of Carl Marks Management Company, LLC, CMSI GP, LLC and Carl Marks GP, LLC. Carl Marks Management Company, LLC is the registered investment adviser of CMSI and CMSO. CMSI GP, LLC is the general partner of CMSI, and Carl Marks GP, LLC is the general partner of CMSO. Mr. Wilson’s beneficial ownership is limited to (i) his direct ownership of 37,917 shares of common stock and (ii) his indirect interest (if any) in the shares of common stock held by CMSI and CMSO, limited to his pecuniary interest in CMSI and CMSO (if any).

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, certain of our officers and persons who own more than 10% of our common stock to file reports of ownership of, and transactions in, our common stock with the SEC. Based on our review of the reports required under Section 16(a) we have received, we believe that all of our directors, officers, and persons owning more than 10% of our common stock complied with all reporting requirements applicable to them with respect to transactions in 2015.

PROPOSAL 2: RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM

Independent Registered Public Accounting Firm

The Audit Committee has selected Ernst & Young LLP as our independent registered public accounting firm for 2016. Ernst & Young LLP served as our independent registered public accounting firm for 2015. A representative of Ernst & Young LLP is expected to be present at the Annual Meeting with the opportunity to make a statement if he or she desires and to respond to appropriate questions.

Our organizational documents do not require that the stockholders ratify the selection of Ernst & Young LLP as our independent registered public accounting firm. We request such ratification as a matter of good corporate practice. If the stockholders do not ratify the selection, the Audit Committee will reconsider whether to retain Ernst & Young LLP, but still may retain them. Even if the selection is ratified, the Audit Committee, in its discretion, may change the appointment at any time during the year if it determines that such a change would be in our best interest and the best interests of our stockholders.

The following table summarizes the aggregate fees billed for professional services rendered to us by Ernst & Young LLP in 2015 and 2014. A description of those fees and services follows the table.

	2015	2014
Audit fees(a)	$2,152,100	$2,317,600
Audit-related fees(b)	2,500	2,000
Tax fees(c)	—	23,000
All other fees	—	—
Total fees	$2,154,600	$2,342,600

(a)
Audit fees were for professional services rendered for the audits of our consolidated financial statements (including services in connection with rendering an opinion under Section 404 of the Sarbanes-Oxley Act of 2002), foreign statutory audit fees, attest services, reviews of quarterly results, consents, and assistance with and review of documents filed with the SEC and related out-of-pocket expenses.

(b)
Audit-related fees were for technical, financial reporting, and compliance services that are reasonably related to the performance of the audit or review of our financial statements and that are not included under the heading “Audit fees.”

(c)	Tax fees include tax compliance, tax planning, and tax advice.

The Audit Committee is responsible for pre-approving all audit and non-audit services rendered by Ernst & Young LLP. The Audit Committee has adopted a policy which sets forth procedures and conditions pursuant to which services proposed to be performed by the independent registered public accounting firm may be pre-approved. Under the policy, unless the Audit Committee states a different term, the term of any pre-approval extends from the date of the pre-approval until the next meeting of the Audit Committee at which it reviews all outstanding pre-approvals and renews, modifies and/or discontinues each such pre-approval. The Audit Committee has delegated certain pre-approval responsibilities to its Chair, currently Mr. McGovern. Any services pre-approved by the Chair are to be reported to the Audit Committee at its next general meeting. Any proposed services exceeding pre-approved cost levels or with scope greater than that which is pre-approved requires specific approval by the Audit Committee in advance of the provision of the service. The Audit Committee pre-approved all audit and non-audit services rendered by Ernst & Young LLP for the years ended December 31, 2015 and December 31, 2014.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

PROPOSAL 3: STOCKHOLDER PROPOSAL RECOMMENDING THE HIRING OF AN INVESTMENT BANKING FIRM TO PURSUE A LIQUIDITY EVENT

Xerium has been advised that Hillson Partners LP intends to submit the following proposal for consideration at the Annual Meeting. In a letter dated March 21, 2016, Hillson Partners LP indicated that it is the beneficial owner of approximately 340,000 shares of our common stock, and their address is 110 North Washington Street, Suite 401, Rockville, MD 20850. As explained below, the Board recommends that you vote “Against” the stockholder proposal.

PROPOSAL: The stockholders recommend that an investment banking firm be hired or directed to pursue a liquidity event to maximize shareholder value including a sale of the company.

Supporting Statement

On May 4, 2015, according to an amended schedule 13D filed by American Securities LLC (AS), AS submitted a letter to Xerium indicating an interest in acquiring Xerium at an undisclosed price. As further disclosed in the AS filing, Xerium responded to the letter indicating that it was not willing to proceed negotiating a transaction based on the terms set forth in the letter. As a result, AS determined not to pursue a transaction at that time. We now know that Xerium received several other preliminary expressions of interest but deemed all of them inadequate from a financial point of view. None of this was publically disclosed by Xerium at the time.

By failing to disclose the offers to shareholders and not executing a transaction at that time, management and the Board squandered a golden opportunity to maximize shareholder value and have, instead, significantly damaged both their own credibility and shareholder value.

Management’s repeated promises of growth in sales, EBITDA, and free cash flow have failed to materialize. Instead, shareholders were stunned when the company reported 4th quarter 2015 numbers far below expectations and, even worse, an outlook that implies that EBITDA will remain at or near current depressed levels for the next three years!

On May 4, 2015, the date of the AS acquisition proposal letter, Xerium’s stock closed at $17.63 per share. Since management rejected the proposal, Xerium’s stock has crashed. As of April 8, 2016, the price had collapsed to $4.45, down a staggering 75%!

Management has invested nearly $190 million of shareholder capital over the past three years in the form of capital expenditures and restructuring charges in an effort to turn this business around and generate returns for shareholders. It is now clear that this has been an effort in futility. Enough is enough! In order for independent public company, particularly a micro-cap, to be reasonably expected to produce decent returns for shareholders, it must possess the ability to generate steady and/or above average growth, and/or have the ability to return meaningful amounts of capital to the shareholders via dividends and/or stock repurchases. Xerium does not have any of these characteristics and there is no reasonable basis to expect that it will within an appropriate time frame.

There is simply no legitimate reason to allow management to continue with the failed strategy of the past three years. If you believe, as we do, that the best way to restore value and create liquidity at the highest possible price is through a sale of the company, then you should vote FOR this proposal recommending that an investment banking firm be hired or directed to pursue a liquidity event including a sale of the company.

The Board’s Statement in Opposition

The Board of Directors has considered this proposal and concluded that its adoption is unnecessary in light of its retention of Bank of America Merrill Lynch (“BofA Merrill Lynch”) in 2014 and current strategic efforts in creating sustainable stockholder value in the long term. Accordingly, the Board unanimously recommends a vote against this proposal for the following reasons.

The Board retained BofA Merrill Lynch in the fourth quarter of 2014 to advise it and management with respect to all strategic options for Xerium and continues to receive advice from BofA Merrill Lynch and other advisors in light of market trends and conditions. BofA Merrill Lynch, with the Board’s concurrence, contacted a substantial number of strategic operating companies and financial sponsors during the first half of 2015 regarding possible interest in a transaction with Xerium or in taking Xerium private. Xerium received several preliminary indications of interest but did not receive any firm offers. The Board carefully considered each preliminary indication of interest. Since that time, as disclosed, Xerium has continued to execute on its strategic plan, to reposition seven manufacturing facilities around the world, including the closing of nine facilities and opening new sites in growth markets in China and Turkey, and to focus heavily on cost reduction and manufacturing efficiency efforts. Xerium estimates, as previously disclosed, that these efforts have resulted in cumulative cost savings of over $70 million since 2012.

Had Xerium not pursued the repositioning of its facilities and these efficiency efforts, the Board believes that Xerium’s financial performance would have been substantially less and believes that its competitive position would have weakened significantly. As a result of continuing the investment in its business, including the introduction of 55 new products for its customers, Xerium’s annual Adjusted EBITDA increased from $89 million in 2012 to $104 million in 2015. Xerium is forecasting continued improvement in Adjusted EBITDA through 2018. Xerium’s Forms 10-K and earnings releases, including a reconciliation of Adjusted EBITDA to its audited financial statements, are available at www.xerium.com/investor-relations.

As Xerium has disclosed, worldwide weakness in graphical paper markets has had a significant, adverse impact on our customers who manufacture and sell all grades of paper products. The Board remains open to proposals from third parties to acquire Xerium or proposals of other strategic options intended to enhance shareholder value. At the same time, the Board believes that potential interested parties are knowledgeable about Xerium, its operations and strategy and that a second process to market Xerium is unnecessary and not likely to improve shareholder value in the short term. As disclosed, now that much of its capital investment plan is complete, Xerium foresees an improvement in free cash flow generation of $25 to $30 million annually from 2016 through 2018, which will enable Xerium to reduce indebtedness. Xerium continues to believe the repositioning and investments it has made to reduce costs, strengthen its competitive position and improve customer service will lead to the creation of sustainable shareholder value in the long term.

This document contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to the safe harbor created by that Act. These statements relate to future events or to our future financial performance and involve known and unknown risks, uncertainties, and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. In some cases, forward-looking statements can be identified by the use of words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” or “continue” or the negative of these terms or other comparable terminology. Undue reliance should not be placed on forward-looking statements because they involve known and unknown risks, uncertainties, and other factors that are, in some cases, beyond our control and that could materially affect actual results, levels of activity, performance, or achievements. Factors that could materially affect our actual results, levels of activity, performance or achievements include the following items:

•	rate and magnitude of decline in graphical grade paper production;

•	fluctuations in interest rates and currency exchange rates;

•	over-capacity of certain grades of paper, leading to distressed profit situations;

•	execution risk related to our expansion projects;

•	local economic conditions in the areas around the world where we conduct business;

•	quality issues with new products that could lead to higher warranty and quality costs;

•	structural shifts in the demand for paper;

•	the effectiveness of our strategies and plans;

•	sudden increase or decrease in production capacity;

•	trend toward extended life in forming fabrics, leading to reduced market share;

•	our development and marketing of new technologies and our ability to compete against new technologies developed by competitors;

•	variations in demand for our products, including our new products;

•	fluctuations in the price of our component supply costs and energy costs;

•	our ability to generate substantial operating cash flow to fund growth and unexpected cash needs;

•
occurrences of terrorist attacks or an armed conflict involving the United States or any other country in which we conduct business, or any other domestic or international calamity, including natural disasters;

•
changes in the policies, laws, regulations and practices of the United States and any foreign country in which we operate or conduct business, including changes regarding taxes and the repatriation of earnings;

•	anti-takeover provisions in our charter documents; and

•
other risks and uncertainties associated with our business described in Xerium’s annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K filed with the Securities and Exchange Commission.

If any of these risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary significantly from what we project. Any forward-looking statement in this document reflects our current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to our operations, results of operations, growth strategy, and liquidity. We assume no obligation to publicly update or revise these forward-looking statements for any reason, whether as a result of new information, future events, or otherwise, except as required by law.

For the above reasons, the Board of Directors does not believe that it is in the best interests of Xerium, its employees or its stockholders to adopt this proposal. Doing so is unnecessary in light of Xerium’s retention BofA Merrill Lynch in 2014 and current strategic efforts in creating sustainable stockholder value in the long term.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE AGAINST THE STOCKHOLDER PROPOSAL RECOMMENDING THE HIRING OF AN INVESTMENT BANKING FIRM TO PURSUE A LIQUIDITY EVENT FOR XERIUM.

STOCKHOLDER PROPOSALS

Stockholders who wish to present proposals of business and nominations for directors for inclusion in our proxy materials for the 2017 Annual Meeting of Stockholders may do so by following the procedures prescribed in Rule 14a-8 under the Securities Exchange Act of 1934, as amended, and our By-laws. To be eligible, the stockholder proposals must be received by the Secretary of Xerium on or before January 16, 2017. However, if the date of the 2017 Annual Meeting is changed by more than thirty (30) days from the date of the first anniversary of the 2016 Annual Meeting, then the deadline is a reasonable time before we begin to print and mail our Proxy Statement for the 2017 Annual Meeting.

Under our By-laws, proposals of business and nominations for directors other than those to be included in our proxy materials following the procedures described in Rule 14a-8 may be made by stockholders entitled to vote at the meeting if notice in writing that contains the information required by the By-laws is timely delivered to the Secretary, Xerium Technologies, Inc., 14101 Capital Boulevard, Youngsville, NC 27596. To be timely, a notice with respect to the 2017 Annual Meeting of Stockholders must be received by the Secretary not less than ninety (90) days nor more than one hundred twenty (120) days prior to the anniversary date of the 2016 Annual Meeting, or, if the 2017 Annual Meeting of Stockholders is not held within thirty (30) days before or after such anniversary date or in the case of a special meeting, not later than the close of business on the tenth day following the date on which the notice of the meeting is mailed or public disclosure is made, whichever occurs first.

ANNUAL REPORT ON FORM 10-K

A copy of our Annual Report on Form 10-K for the year ended December 31, 2015, as filed with the SEC, has been mailed with this Proxy Statement (without exhibits) and is also available without charge by writing to Investor Relations, Xerium Technologies, Inc., 14101 Capital Boulevard, Youngsville, NC 27596. It can also be accessed free of charge by visiting our website at www.xerium.com.

DIRECTIONS TO OUR ANNUAL MEETING

From the Raleigh-Durham International Airport, please take I-540 East for approximately 13.6 miles to Exit 16 (U.S. 1 N/Capital Blvd). Merge onto U.S. 1 North / Capital Boulevard and head north for approximately 11.6 miles to 14101 Capital Boulevard, Youngsville, NC.

“HOUSEHOLDING” OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. We do not household proxy materials, although some brokers may do so, delivering a single proxy statement to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. You should notify your broker if, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request householding of their communications should contact their broker. In addition, we will promptly deliver a separate copy of the annual report to stockholders and proxy statement to you if you call 919-526-1444 or write to Investor Relations, Xerium Technologies, Inc., 14101 Capital Boulevard, Youngsville, NC 27596.

COSTS

We will pay the cost for the solicitation of proxies by the Board. The solicitation of proxies will be made primarily by mail. Proxies may also be solicited personally, by telephone, fax, or e-mail by directors, officers, and other employees of Xerium and our transfer agent, Wells Fargo. Upon request, we will reimburse brokers, banks, custodians, other nominees, and fiduciaries for their reasonable out-of-pocket expenses incurred in distributing proxy materials and voting instructions to the beneficial owners of our common stock that such entities hold of record.

OTHER BUSINESS

The Board knows of no business to be brought before the Annual Meeting which is not referred to in the accompanying Notice of Annual Meeting. Should any such matters be presented, the persons named in the proxy shall have the authority to take such action in regard to such matters as in their judgment seems advisable.

Our Annual Report to Stockholders, including financial statements for 2015, is being mailed to you together with this Proxy Statement.

Xerium Technologies, Inc.	Shareholder Services P.O. Box 64945 St. Paul, MN 55164-0945

Vote by Internet, Telephone or Mail 24 Hours a Day, 7 Days a Week
Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

:	INTERNET/MOBILE - www.proxypush.com/xrm Use the Internet to vote your proxy until 5:00 p.m. (CT) on June 15, 2016.

(	PHONE - 1-866-883-3382 Use a touch-tone telephone to vote your proxy until 5:00 p.m. (CT) on June 15, 2016.

*	MAIL - Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW,
SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.

--- Please detach here ---

The Board of Directors Recommends a Vote "FOR" all nominees under Item 1, "FOR" Item 2 and "AGAINST" Item 3.

1. Election of Directors:	01 Roger A. Bailey 02 Harold C. Bevis 03 Ambassador April H. Foley	04 Jay J. Gurandiano 05 John F. McGovern 06 Alexander Toeldte 07 James F. Wilson	☐ Vote FOR all nominees (except as marked)	☐ Vote WITHHELD from all nominees

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2. Ratification of Ernst & Young LLP as our independent registered public accounting firm.	☐	For	☐	Against	☐	Abstain

3. Stockholder proposal recommending the hiring of an investment banking firm to pursue a liquidity event.	☐	For	☐	Against	☐	Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE BOARD RECOMMENDS.

Address Change? Mark box, sign, and indicate changes below: ☐	Date ___________________________________________

Signature(s) in Box
Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

XERIUM TECHNOLOGIES, INC. ANNUAL MEETING OF STOCKHOLDERS Thursday, June 16, 2016 9:00 A.M. Xerium Technologies, Inc. 14101 Capital Boulevard Youngsville, NC 27596

Xerium Technologies, Inc. 14101 Capital Boulevard Youngsville, NC 27596	proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on Thursday, June 16, 2016.

The shares of stock you hold in your account will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted “FOR” all nominees under Item 1, “FOR” Item 2 and "AGAINST" Item 3.

By signing the proxy, you revoke all prior proxies and appoint Clifford E. Pietrafitta and Michael Bly, and each of them with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments. If, at or before the time of the Annual Meeting, any of the nominees listed under Item 1 for any reason have become unavailable for election or are unable to serve as directors, the proxies have the discretion to vote for a substitute nominee or nominees.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Proxy Statement, Proxy Card and Annual Report to Stockholders are available in the Investor Relations section of our website at www.xerium.com.

See reverse for voting instructions.